UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

LANDS’ END, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

March 31, 2022

To our Stockholders:

I am pleased to invite you to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Lands’ End, Inc. (the “Company” or “Lands’ End”) on Wednesday, May 11, 2022. The meeting will begin at 2:00 p.m. (Central time) at the Gary C. Comer Activity Center, 3 Lands’ End Lane, Dodgeville, Wisconsin 53595.

Whether or not you plan to attend the Annual Meeting in person, please read the Proxy Statement and vote your shares. Instructions for Internet and telephone voting are included in your Notice of Internet Availability of Proxy Materials or proxy card (if you received your materials by mail).

An admission ticket (or other acceptable proof of stock ownership) and a form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Only stockholders who own Lands’ End common stock as of the close of business on March 14, 2022 will be entitled to attend the Annual Meeting. An admission ticket will serve as verification of your ownership.

If your Lands’ End shares are held in a bank or brokerage account, you can attend the annual meeting if you bring your Notice of Internet Availability of Proxy Materials or a recent bank or brokerage statement showing you owned shares of Lands’ End common stock on March 14, 2022. You may also contact your bank or broker to obtain a written legal proxy.

Registration will begin at 1:15 p.m. and seating will begin at 1:30 p.m. Use of cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.

Sincerely,

Jerome Griffith
Chief Executive Officer

LANDS’ END, INC.        1 LANDS’ END LANE         DODGEVILLE, WISCONSIN 53595

Lands’ End, Inc.

1 Lands’ End Lane

Dodgeville, Wisconsin 53595

Notice of 2022 Annual Meeting of Stockholders

Date:	May 11, 2022
Time:	2:00 p.m. Central Time
Place:	Lands’ End, Inc.
Gary C. Comer Activity Center
3 Lands’ End Lane
Dodgeville, Wisconsin 53595

Please attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Lands’ End, Inc. (the “Company,” “Lands’ End,” “our company,” “we,” or “our,”) to:

1.

Elect to Lands’ End’s Board of Directors the following eight nominees presented by the Board of Directors: Robert Galvin, Jerome Griffith, Elizabeth Leykum, Josephine Linden, John T. McClain, Maureen Mullen Murphy, Jignesh Patel and Jonah Staw;

2.	Vote on a non-binding advisory resolution to approve the compensation of our named executive officers;

3.	Ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for fiscal year 2022; and

4.	Consider any other business that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting is March 14, 2022. Only stockholders of record at the close of business on that date can vote at, or will be eligible to attend, the Annual Meeting.

On or about March 31, 2022 we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record as of March 14, 2022 and posted our proxy materials on the website referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, stockholders may choose to access our proxy materials on the website referred to in the Notice or may request a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. For those who previously requested printed proxy materials or electronic materials on an ongoing basis, you will receive those materials as you requested.

It is important that your shares are represented at the Annual Meeting. You may vote your shares (1) in person at the Annual Meeting, (2) by telephone, (3) through the Internet, or (4) by completing and mailing a proxy card if you receive your proxy materials by mail. Specific instructions for voting by telephone or through the Internet (including voting deadlines) are included in the Notice and in the proxy card. If you attend and vote at the Annual Meeting, your vote at the Annual Meeting will replace any earlier vote.

By Order of the Board of Directors.

Peter L. Gray

Executive Vice President, Chief Administrative

Officer, General Counsel and Secretary

March 31, 2022

PROXY STATEMENT

The accompanying proxy is being solicited on behalf of the Lands’ End, Inc. (the “Company,” “Lands’ End,” “our company,” “we,” “our,” or “us”) Board of Directors (the “Board”) for use at the Annual Meeting of Stockholders to be held on May 11, 2022 (the “Annual Meeting”). On or about March 31, 2022, the Company began mailing to stockholders a Notice of Internet Availability of the Proxy Materials containing instructions on how to access proxy materials via the Internet and how to vote online (www.proxyvote.com). Stockholders who did not receive the Notice will continue to receive a paper or electronic copy of the proxy materials, which the Company also began sending on or about March 31, 2022.

Important Notice Regarding the Availability of Proxy Materials for

the 2022 Annual Meeting of Stockholders

The Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders and the Annual Report on Form 10-K for the fiscal year ended January  28, 2022 are available at www.proxyvote.com.

i

QUESTIONS AND ANSWERS

Q.	Why is Lands’ End distributing this Proxy Statement?

A.

Our Board of Directors is soliciting proxies for use at the Lands’ End, Inc. 2022 Annual Meeting (the “Annual Meeting”) to be held on Wednesday, May 11, 2022, at 2:00 p.m. Central Time, at the Gary C. Comer Activity Center, 3 Lands’ End Lane, Dodgeville, Wisconsin 53595. In order to solicit your proxy, we must furnish you with this Proxy Statement, which contains information about the matters to be voted upon at the Annual Meeting.

Q.	What information is contained in these materials?

A.

The information included in this proxy statement relates to the proposals to be considered and voted on at the Annual Meeting, the voting process, the compensation of the directors and our most highly paid executive officers, and other required information. Our Form 10-K for fiscal year 2021 is available to review with this proxy statement. We are mailing the Notice of 2022 Annual Meeting of Stockholders and instructions on how to access the proxy statement (or, for those who request it, a hard copy of this proxy statement and the enclosed form of proxy) to our stockholders on or about March 31, 2022.

Q.	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A.

In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder, we are furnishing proxy materials, including this Proxy Statement and the Annual Report on Form 10-K, by providing access to such documents on the Internet. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, a Notice of Internet Availability of Proxy Materials (the “Notice”) has been sent to most of our stockholders instructing them as to how to access and review the proxy materials on the Internet. The Notice also provides instructions as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, please follow the instructions for requesting such materials in the Notice.

Q.	What will stockholders be asked to do at the Annual Meeting?

A.	At the Annual Meeting, our stockholders will be asked to:

•

Elect to Lands’ End’s Board of Directors the following eight nominees presented by the Board of Directors: Robert Galvin, Jerome Griffith, Elizabeth Leykum, Josephine Linden, John T. McClain, Maureen Mullen Murphy, Jignesh Patel and Jonah Staw;

•	vote on a non-binding advisory resolution to approve the compensation of our named executive officers (as identified under “Executive Compensation”);

•	ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for fiscal year 2022; and

•	consider any other business that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Q.	What does it mean to vote by proxy?

A.

It means that you give someone else the right to vote your shares in accordance with your instructions. In this way, you ensure that your vote will be counted even if you are unable to attend the Annual Meeting. If you give your proxy but do not include specific instructions on how to vote, the individuals named as proxies will vote your shares as follows:

•	FOR the election of eight nominees for director;

•	FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers as described in this Proxy Statement; and

•	FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for fiscal year 2022.

Q.	Who is entitled to vote?

A.

Only holders of our common stock at the close of business on March 14, 2022 (the “Record Date”) are entitled to vote at the Annual Meeting. Each outstanding share of common stock is entitled to one vote. There were 32,986,204 shares of our common stock outstanding on the Record Date.

Q.	How do I cast my vote?

A.

If you hold your shares directly in your own name, you are a “registered stockholder” and can complete and submit a proxy through the Internet, by telephone or by mail (if you received your proxy materials by mail) or vote in person at the Annual Meeting. If your shares are held in the name of a broker or other nominee, you are a “street-name stockholder” and will receive instructions from your broker or other nominee describing how to vote your shares.

Q.	How do I vote by telephone or through the Internet?

A.

If you are a registered stockholder, you may vote by telephone or through the Internet following the instructions in the Notice or in the proxy card. If you are a street-name stockholder, your broker or other nominee will provide information for you to use in directing your broker or nominee how to vote your shares.

Q.	Who will count the vote?

A.	A representative of Broadridge Financial Services, Inc., an independent tabulator, will count the vote and act as the inspector of election.

Q.	Can I change my vote after I have voted?

A.

A subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. If you are a registered stockholder and wish to change your vote by mail, you may do so by requesting, in writing, a proxy card from the Secretary of the Company at Lands’ End, Inc., Legal Department, 1 Lands’ End Lane, Dodgeville, Wisconsin 53595, Attention: Secretary. The last vote timely received prior to the Annual Meeting will be the one counted. If you are a registered stockholder, you may also change your vote by voting in person at the Annual Meeting. Street- name stockholders wishing to change their votes must contact the broker or nominee directly (the holder of record). If you are a street-name stockholder, you are not the record holder of your shares, and while you are welcome to attend the Annual Meeting, you will not be permitted to vote unless you obtain a signed proxy from your bank, broker or other nominee.

Q.	Can I revoke a proxy?

A.

Yes, registered stockholders may revoke a properly executed proxy at any time before it is exercised by submitting a letter addressed to and received by the Secretary at the address listed in the answer to the previous question, or by voting in person at the meeting. If you are a street-name stockholder, you must contact your broker or other nominee for instructions on how to revoke your voting instructions for your shares.

Q.	What does it mean if I receive more than one Notice, proxy or voting instruction card?

A.

It means your shares are registered differently or are in more than one account. For all Notices you receive, please enter your vote by Internet for each control number you have been assigned. If you received paper copies of proxy materials, please complete, sign and mail all proxy and voting instruction cards you receive. We encourage you to register all your accounts in the same name and address. Registered stockholders may contact our transfer agent, Computershare Trust Company, N.A., at P.O. Box 505000, Louisville, Kentucky 40223 (1-866-627-2096). Street-name stockholders holding shares through a broker or other nominee should contact their broker or nominee and request consolidation of their accounts.

Q.	What is a quorum?

A.	A majority of the outstanding shares entitled to vote, being present or represented by proxy at the Annual Meeting, constitutes a quorum. A quorum is necessary to conduct the Annual Meeting.

Q.	How many votes are needed to approve each of the proposals?

A.

Item 1: The director nominees will be elected by a plurality of the votes cast by the shares of common stock entitled to vote at the Annual Meeting and present in person or represented by proxy. This means that the eight nominees who receive the most affirmative votes will be elected as directors.

Item 2: Approval of the compensation of our named executive officers on a non-binding advisory basis requires the affirmative vote of a majority of those shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

Item 3: Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm requires the affirmative vote of a majority of those shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

Q.	What is the effect of an abstention?

A.

The shares of a stockholder who abstains from voting on a matter will be counted for purposes of determining whether a quorum is present at the Annual Meeting so long as the stockholder is present in person or represented by proxy. With regard to the election of directors, votes may be cast in favor or withheld, and votes that are withheld will have no effect. On all other matters, abstentions may be specified. An abstention from voting on a matter by a stockholder present in person or represented by proxy at the Annual Meeting will have the same legal effect as a vote “against” these other proposals.

Q.	How will votes be counted on shares held through brokers?

A.

If you are a street-name stockholder and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Brokers are not entitled to vote on the election of directors, or the advisory proposal to approve the compensation of our named executive officers unless the brokers receive voting instructions from the beneficial owner. Broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered present and entitled to vote on that proposal. Brokers will be permitted to vote without voting instructions on the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained.

Q.	Is cumulative voting permitted for the elections of directors?

A.	No, you may not cumulate your votes for the election of directors.

Q.	Who may attend the Annual Meeting?

A.	Any stockholder as of the Record Date may attend.

If you plan to attend the meeting, you will be required to present an Admission Ticket (or other acceptable proof of stock ownership) and a form of government-issued photo identification (such as a valid driver’s license or passport). We strongly urge you to obtain your Admission Ticket in advance by accessing www.proxyvote.com and following the instructions provided (you will need the 16 digit number included on your proxy card, voting instruction form or Notice).

Alternatively, the following documents will be accepted in lieu of an Admission Ticket for those stockholders as of the Record Date who are unable to obtain an Admission Ticket in advance of the Annual Meeting:

•	If you received a Notice and will not be requesting a printed copy of the proxy materials, you may use your Notice as your Admission Ticket.

•	If your Lands’ End shares are registered in your name and you received your proxy materials by mail, you may use the Admission Ticket attached to your proxy card at the Annual Meeting.

•

If your Lands’ End shares are held in a bank or brokerage account, you can attend the annual meeting if you bring your Notice of Internet Availability of Proxy Materials or a recent bank or brokerage statement showing you owned shares of Lands’ End common stock on March 14, 2022. You may also contact your bank or broker to obtain a written legal proxy.

Q.	Will the meeting be held in person or virtually?

A.

We intend to hold our Annual Meeting in person and will follow applicable public health guidance regarding safeguards, including social distancing. However, we are actively monitoring the COVID-19 situation. In the event it is not possible to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication which would allow stockholders to participate virtually. Please monitor our investor relations website at http://investors.landsend.com for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. We encourage you to vote your shares prior to the Annual Meeting.

Q.	Can I access future annual meeting materials through the Internet rather than receiving them by mail?

A.

Yes. Registered stockholders can sign up for electronic delivery at www.proxyvote.com. If you vote through the Internet, you can also sign up for electronic delivery. Just follow the instructions that appear after you finish voting. You will receive an e-mail next year containing links to our Annual Report on Form 10-K and the Proxy Statement for our 2023 annual meeting. Street-name stockholders may also have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your broker or other nominee regarding the availability of this service. This procedure reduces the printing costs and fees we incur in connection with the solicitation of proxies.

Q.	What is “householding”?

A.

Lands’ End has adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, registered stockholders who have the same address and last name and do not receive proxy materials electronically will receive a single Notice or set of proxy materials, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. This procedure can result in savings to Lands’ End by reducing printing and postage costs.

If your household received a single Notice of Annual Meeting of Stockholders or, if applicable, a single set of proxy materials this year, but you would prefer to receive your own copy, please contact Broadridge Householding Department, by calling their toll-free number, 1-866-540-7095 or by writing to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. You will be removed from the householding program within 30 days of receipt of your instructions at which time you will then be sent separate copies of the documents.

Registered stockholders who share the same address, currently receive multiple copies of proxy materials, and wish to receive only one copy of these materials per household in the future may contact Broadridge Financial Solutions at the address or telephone number listed above. Street-name stockholders should contact their broker or other nominee to request information about householding.

CORPORATE GOVERNANCE

Corporate Governance Practices

The Lands’ End Board of Directors is committed to effective corporate governance. The Board has approved and adopted Corporate Governance Guidelines that provide the framework for Lands’ End’s governance. The Nominating and Corporate Governance Committee of the Board reviews and assesses the Corporate Governance Guidelines annually and recommends changes to the Board as appropriate. The Corporate Governance Guidelines, along with the charters of Board committees, our Director Compensation Policy, our Code of Conduct and our Board of Directors Code of Conduct are available on our website at www.landsend.com, under the heading “Investor Relations” and then “Corporate Governance.”

Among other things, the Corporate Governance Guidelines provide that:

•	Independent directors will meet regularly in executive session in conjunction with regularly scheduled Board meetings.

•	Executive sessions of the independent directors will occur at least twice a year as determined by the independent directors.

•

The Board and each of its committees has the power to engage, at the Company’s expense, independent legal, financial, and other advisors as deemed necessary, without consulting or obtaining the approval of the Company’s officers in advance.

•	The Board will conduct annual self-evaluations to assess whether it and its committees are functioning effectively.

Director Independence

Based on the review and recommendation by the Nominating and Corporate Governance Committee, the Board analyzed the independence of each director. In making its independence determinations, the Board considers transactions, relationships and arrangements, if any, between Lands’ End and entities with which directors are associated as executive officers, directors and trustees. When these transactions, relationships and arrangements exist, they are in the ordinary course of business and are of a type customary for a company like Lands’ End.

As a result of this review, the Board affirmatively determined that the following directors meet the standards of independence under the applicable Nasdaq Stock Market listing rules, including that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment:

Robert Galvin

Elizabeth Leykum

Josephine Linden

John T. McClain

Maureen Mullen Murphy

Jignesh Patel

Jonah Staw

The Board also has determined that each member of the Audit Committee meets additional, heightened independence criteria applicable to audit committee members under the Nasdaq Stock Market listing rules and SEC Rule 10A-3, and each of Robert Galvin, Josephine Linden, and John T. McClain is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

The Board also has determined that all members of the Compensation Committee and of the Nominating and Corporate Governance Committee meet independence criteria applicable to such committee members under the Nasdaq Stock Market listing rules.

ITEM 1. ELECTION OF DIRECTORS

Item 1 is the election of eight nominees to our Board: Robert Galvin, Jerome Griffith, Elizabeth Leykum, Josephine Linden, John T. McClain, Maureen Mullen Murphy, Jignesh Patel and Jonah Staw. Each of the nominees is a current member of the Board. If elected, each nominee will hold office until the next annual meeting or until his or her successor is elected and qualified, or earlier death, resignation, disqualification or removal. The persons named in the proxy card (the “proxies”) will vote FOR the election of all of the nominees listed below, unless otherwise instructed. You may not vote for a greater number of persons than the number of nominees named in this Proxy Statement. The Board expects all nominees to be available for election. If any nominee should become unavailable to serve as a director for any reason prior to the Annual Meeting, the Board may substitute another person as a nominee. In that case, your shares will be voted for that other person.

THE BOARD RECOMMENDS THAT YOU VOTE

“FOR” ELECTION OF THE EIGHT NOMINEES FOR DIRECTOR

The biographies of each of the nominees below contains information regarding the person’s service as a director, business experience, education, public company director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director for the Company.

Robert Galvin, 62, joined the Board in May 2014. Since October 2018, he has served as President and Chief Executive Officer and a member of the board of directors of Iconix Brand Group, Inc., a leading brand management company. From January 2014 to October 2018, he was the principal of Galvin Consulting, which he founded in January 2014. Mr. Galvin served as the Chief Executive Officer of Elie Tahari, a leading global designer lifestyle brand, from January to November 2013. Prior to that, he served as the President of Camuto Group, a leading global women’s fashion footwear company from April 2007 to January 2012. Mr. Galvin previously served as the Chief Operating Officer of Sport Brands International, a global wholesale and retail athletic branded company from 2003 until April 2007. He previously held leadership roles at Kurt Salmon Associates, York International and Nine West Group Inc. Mr. Galvin served as a member of the board of directors of Big 5 Sporting Goods Corporation from July 2015 to October 2018, bebe stores, inc. from November 2014 to September 2018, Cherokee Inc. (now Apex Global Brands Inc.) from June 2012 to October 2018 and Trans World Entertainment Corporation from June 2018 to October 2018. Mr. Galvin has a B.S. in Accounting from Fairfield University and a M.B.A. from New York University, Stern School of Business. Mr. Galvin brings an extensive knowledge of the apparel industry and management experience, gained through his service as Chief Executive Officer and through numerous senior executive positions at several apparel companies for more than 15 years.

Jerome Griffith, 64, has served as Chief Executive Officer of Lands’ End and as a member of the Board since March 2017. In addition, between March 2017 and March 2021 he was also President. He served as the Chief Executive Officer, President and a member of the board of directors of Tumi Holdings, Inc., a global lifestyle brand, from April 2009 until its sale in August 2016 to Samsonite International S.A. From 2002 to 2009, he was employed at Esprit Holdings Limited, a global fashion brand, where he was promoted to Chief Operating Officer and appointed to the board in 2004, then promoted to President of Esprit North and South America in 2006. From 1999 to 2002, he worked as an Executive Vice President at Tommy Hilfiger. From 1998 to 1999, he worked as the President of Retail at the J. Peterman Company, a catalog-based apparel and retail company. From 1989 through 1998, he worked in various positions of increasing responsibility at Gap, Inc. Previously, he served as a member of the board of Parsons School of Design, which is part of the New School, from 2013 to 2020, and as a member of the Supervisory Board of the Tom Tailor Group from May 2015 to March 2017. He has served as a member of the board of Vince Holding Corp. since November 2013 and Samsonite International S.A. since August 2016. He holds a B.S. degree in marketing from The Pennsylvania State University. Mr. Griffith brings to the Board experience as a public company director, experience as a senior executive of a major global consumer products company and a proven track record of innovation and driving international growth and expansion.

Elizabeth Leykum, 43, joined the Board in March 2014. She has served as founder of Serenade Capital LLC, an investment firm, since May 2016. From October 2013 to April 2016, she served as a founding principal of HEG Capital LLC, a Connecticut-registered investment advisory firm. Prior to joining HEG Capital, Ms. Leykum was, from June 2012 to September 2013, a Vice President at Rand Group, an investment management services firm. From July 2004 until June 2012, she was a Vice President of ESL Investments, Inc. From 2000 to 2002, Ms. Leykum worked in the Principal Investment Area at Goldman, Sachs & Co. Since April 2021, she has served as a member of the board for IES Holdings, Inc. and since May 2021 she has served as a member and Chair of the board of Valaris Ltd. She is currently a trustee of The Kinkaid School and the Houston Ballet, as well as on the Advisory Board of The Artemis Fund. She graduated Phi Beta Kappa, magna cum laude from Harvard College and received an M.B.A with distinction from Harvard Business School. Through her work in investment management, she brings to the Board a strong ability to analyze, assess, and oversee corporate and financial performance.

Josephine Linden, 70, joined the Board in March 2014 and has served as Chair of the Board since October 2014. She founded and has been the managing member and principal of Linden Global Strategies LLC, a New York-based SEC registered investment management firm working with sophisticated U.S. and international clients, since September 2011. From September 2010 to July 2011, she held an Adjunct Professor position in the Finance department of Columbia Business School. In November 2008, Mrs. Linden retired from Goldman, Sachs & Co. as a Partner and Managing Director after having been with the firm for more than 25 years, where she held a variety of roles, including Managing Director and Regional Manager of the New York office for Private Wealth Management, head of Global Equities Compliance, and an Advisor to GSJBWere, Australia. She serves as a trustee, and sits on the executive committee, of Collegiate School in New York, New York, and also has served as its Treasurer, and Chair of its Finance, Audit and Nominating Committees. She acts as Financial Advisor to The Prince of Wales Foundation. She previously served as a director of Sears Hometown and Outlet Stores, Inc. from October 2012 to October 2019 and as a director of Trine Acquisition Corp. from May 2019 to December 2020. Mrs. Linden has also served as a non-executive director of E&P Financial Group Limited (formerly Evans Dixon Limited) since May 2018, and as a director of Trine II Acquisition Corp. since November 2021. She received an M.B.A. from the University of Chicago, with a specialization in Finance, and a B.A. from the University of Sydney. Mrs. Linden brings extensive knowledge of capital markets and other financial matters to the Board from her 25-year career with Goldman Sachs.

John T. McClain, 61, joined the Board in May 2014. Since February 2019, he has served as Executive Vice President and Chief Financial Officer of Iconix Brand Group, Inc., a leading brand management company. From November 2015 to September 2016, he served as Chief Financial Officer of Lindblad Expeditions Holdings, Inc., a global provider of expedition cruises and adventure travel experiences. Mr. McClain served as the Chief Financial Officer of The Jones Group Inc., a leading global designer, marketer and wholesaler of over 25 brands, from July 2007 until the sale of the company to Sycamore Partners in April 2014. From April 2014 to August 2014, he continued to provide Senior Advisor services related to financial operations to The Jones Group Inc. Prior to that, Mr. McClain held a number of roles at Avis Budget Group, Inc., formerly Cendant Corporation. He joined Cendant Corporation in September 1999, serving as the Senior Vice President, Finance & Corporate Controller until 2006. From 2006 to 2007, Mr. McClain served as the Chief Accounting Officer of Avis and Chief Operating Officer of Cendant Finance Holdings. Mr. McClain previously held leadership roles at Sirius Satellite Radio Inc. and ITT Corporation. Mr. McClain has served as a trustee of Seritage Growth Properties, a real estate investment trust, since June 2015. He previously served on the board of Nine West Holdings from April 2014 until October 2015, and on the board of Cherokee Inc. (now Apex Global Brands Inc.) from September 2017 to January 2019. Mr. McClain holds a B.S degree in accounting from Lehigh University. Mr. McClain brings over 25 years of executive financial experience, serving at high-level capacities for the retail and consumer sectors.

Maureen Mullen Murphy, 41, joined the Board in June 2018. Mrs. Murphy has served NIKE, Inc. as Vice President of Nike Direct Digital Commerce Flagship and Activity since April 2020. She previously served as

Chief Strategy Officer of the Gartner for Marketing division of Gartner, Inc., a leading research and advisory company, from March 2017 to March 2020. From June 2009 to March 2017 she served as Chief Strategy Officer of L2, Inc., a market research firm she co-founded, which was acquired by Gartner, Inc. in March 2017. Mrs. Murphy holds a B.A. degree in Human Biology from Stanford University, and received an M.B.A. in Strategy and Finance from New York University, Stern School of Business. Mrs. Murphy brings extensive experience assessing eCommerce strategies, advising on strategic, tactical and organizational investments regarding companies operating in the digital age, and serving as a thought leader on digital matters.

Jignesh Patel, 51, joined the Board in April 2014. He is a professor in the Computer Science Department at the University of Wisconsin-Madison, where he has served on the faculty since September 2008. He is also the co-founder of a startup, DataChat, that was founded in 2017. He served as the Chief Scientist of Pivotal Software, Inc. from June 2015 to June 2016. He co-founded Locomatix, which developed a platform to power mobile data-driven services and applications, and served as its Chief Executive Officer from June 2010 to August 2013, when the company became part of Twitter. He is currently the sole proprietor of JMP Consulting LLC, which provides consulting services on data-related technologies and is a Fellow of the Association for Computing Machinery (ACM) and an Institute of Electrical and Electronics Engineers (IEEE) Fellow. Mr. Patel obtained his B. Tech. (with honors) in Computer Science and Engineering from IT-BHU (now IIT-Varanasi) in 1991, M.S. in Computer Sciences from the University of Wisconsin-Madison in 1993, and Ph. D. in Computer Sciences from the University of Wisconsin-Madison in 1998. Mr. Patel brings extensive experience with emerging technologies and technology-driven companies from his academic and professional activities.

Jonah Staw, 46, joined the Board in April 2014. Mr. Staw has served as the Chief Executive Officer of Staw Entertainment Enterprises, LLC, an advisory group working with corporate clients, since August 2011. He also has served as Vice President of Logitech Inc., a global provider of personal computer and mobile accessories, since January 2017. Mr. Staw is the co-founder of LittleMissMatched, a multi-channel international brand that includes retail, wholesale, licensing, catalog and internet businesses, and served as its Chief Executive Officer from 2004 to July 2011 and as Chairman from July 2011 to July 2012. Mr. Staw previously served as a director and strategist at Frog Design, a product strategy and design firm, from 1999 to 2004 and as a member of the real estate development team of Skanska USA from 1997 to 1999. Mr. Staw graduated Phi Beta Kappa and magna cum laude from Brown University with a B.A. in the History of Art and Architecture. Mr. Staw brings extensive knowledge of multi-channel retail businesses including digital, branding, product development, marketing and innovation through his professional experience.

The Nominating and Corporate Governance Committee of our Board is responsible for reviewing the qualifications and independence of members of the Board and its various committees on a periodic basis, as well as the composition of the Board as a whole. This assessment includes members’ qualification as independent, as well as consideration of skills and experience in relation to the needs of the Board. New director nominees will be recommended to the Board by the Nominating and Corporate Governance Committee. The ultimate responsibility for selection of director nominees resides with the Board.

Inclusion and Diversity

The Board believes that diversity promotes innovation and is integral to honoring Lands’ End’s commitment to “Take care of the customer, take care of the employee and the rest will take care of itself.” We are deeply committed to hiring and promoting inclusively, championing pay equity, increasing diverse representation at all levels of Lands’ End, and fostering an inclusive culture where our employees can develop and grow professionally, and contribute to our collective success. We believe the Board exhibits the diversity we foster within our employees.

While the Company does not have a formal Board diversity policy, the Board considers diversity, including diversity of racial, ethnic, gender and socio-economic background, in identifying director nominees. The Board and the Nominating and Governance Committee believe that it is important that our directors represent diverse viewpoints. In addition to diversity of experience, the Nominating and Corporate Governance Committee seeks director candidates with a broad diversity of professions, skills and backgrounds. The Nominating and Corporate Governance Committee discusses Board composition, including the diversity of the Board, annually. Of the current eight members of the Board (who are also our proposed Board nominees), three directors are female and one director is of South Asian descent. The table below sets forth diversity information regarding our Board of Directors:

Board Diversity Matrix (as of March 31, 2022)

Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	5
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian		1
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	3	4
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background

Corporate Citizenship—Commitment to ESG Matters

ESG Oversight

The Nominating and Corporate Governance Committee of the Board of Directors oversees Environmental, Social and Governance (ESG) through reviewing with management the Company’s ESG strategies, initiatives and policies. In addition, the Board and its committees review and discuss with management matters related to human capital management, including Lands’ End’s commitments and progress on inclusion and diversity, employee engagement, compensation and benefits, business conduct and compliance, and executive succession planning. During fiscal year 2021, the Board and its committees also reviewed and discussed with management the impact of COVID-19 on Lands’ End’s employees, supply chain and business, and management’s strategies and initiatives to respond to, and mitigate, adverse impacts, including enhanced health and safety measures for Lands’ End’s workforce.

Sustainability Initiatives

The Board believes that good stewardship of the environment is fundamental to Lands’ End’s long-term success, and Lands’ End is working towards improving its sustainable footprint through key practices like waste reduction, purchasing recycled consumables and through corporate relationships. Lands’ End hopes to inspire customers and other corporations to increase sustainability awareness and initiatives.

We have a focus on raising awareness and educating employees on reducing our internal use of consumables and natural resources. In addition, we have a broad range of recycling and waste management initiatives at our corporate office and distribution centers. For example, we are addressing our use of paper products, aluminum cans, glass, electronics and plastic as well as disposal of non-recyclables with composting and effective water management. Additional information and periodic updates regarding our sustainability policies and procedures can be found on our website at https://www.landsend.com/about-us/our-mission/sustainability/.

Sustainability Goals and Relationships

We have set in place and published the following sustainability priorities and goals regarding our products:

Timing	Priorities	Goals
Accomplished and Ongoing	Traceable Down	100% of products using Responsible Sourced Down
Accomplished and Ongoing	Water Conservation	30% of products made with water-saving finishing processes
By 2023	Circularity	Create a product life cycle component – from design to recycle
By 2025	Sustainable Cotton	100% of cotton from a sustainable source
By 2025	Recycled Polyester	100% of polyester fibers from a recycled source
By 2025	Packaging and Labeling	100% sustainable packaging and labeling

Lands’ End and its subsidiaries and affiliates are committed to having a positive role in promoting the sustainability of forests and other natural resources. Our objective is to encourage a sustainable combination of resources and processes to produce the paper for catalogs, internal use, and direct mail.

Lands’ End also participates in industry educational workshops and initiatives. We have formed strategic relationships with organizations like the Sustainable Apparel Coalition, National Forest Foundation, where we have helped plant over 1 million trees, and the Clean Lakes Alliance, where we help protect and improve maintenance of local lakes in Wisconsin. These alliances, which respectively operate globally, nationally, and locally, allow us to engage at a variety of levels.

Human Capital

Since our founding in 1963, Lands’ End has recognized that our people are a critical asset. People, the individuals we employ, the customers we serve, and their families, are the heart of our company. We are committed to creating an inspiring culture that is welcoming, safe and inclusive for all who work and shop with us.

Aligning with our overall message of comfort, our desire is to create “A More Comfortable World” with initiatives focused on our employees, our customers and our planet. Perhaps most telling, at Lands’ End the human resources department has been named “Employee Services” since its early days. This reinforces the message of our founder, Gary Comer “The really important thing that makes Lands’ End what it has become is people. You, me, everyone around us. It is what we do as people that makes this a great place to come to work”.

We employ approximately 5,000 employees: approximately 4,000 employees in the United States and approximately 1,000 employees outside the United States. This workforce consists of approximately 20% salaried employees, 40% hourly employees and 40% part-time employees. With the seasonal nature of the fourth quarter holiday shopping season in the retail industry, approximately 1,500 additional, seasonal, part-time employees are hired to support our call and distribution centers.

For an additional discussion about Human Capital, please see Part I, Item 1. Business “Human Capital Management” in our Annual Report on Form 10-K for the fiscal year ended January 28, 2022.

Global Compliance Program

Lands’ End is committed to conducting business with a high standard of business ethics, a regard for human rights and in compliance with all applicable laws. Moreover, Lands’ End expects its vendors to maintain similar standards in its entire supply chain, including but not limited to raw materials, fabric and trim suppliers, employee recruitment services as well as any secondary processing facilities whether owned, leased or contracted. The Global Compliance Program Requirements and the related processes, policies and procedures set forth certain basic and fundamental requirements that all domestic and international vendors must satisfy as a condition of doing business with Lands’ End. The requirements are developed based on local and national laws, International Labour Organization (ILO) conventions and benchmarked against industry protocols.

Attendance

The Board met 10 times during fiscal year 2021. All of the directors attended over 75% of the total number of meetings of the Board and meetings of the committees on which they served. Our Corporate Governance Guidelines provide that directors are expected to attend the Annual Meetings of Stockholders, and typically all directors are in attendance.

Committees of the Board

The Board has standing Audit, Compensation, and Nominating and Corporate Governance committees. The table below reflects the current membership of each committee and the number of meetings held by each committee during fiscal year 2021.

	Audit	Nominating and Corporate Governance	Compensation
Josephine Linden*
Robert Galvin
Jerome Griffith
Elizabeth Leykum
John T. McClain
Maureen Mullen
Jignesh Patel
Jonah Staw

Number of Meetings	5	3	5

Member
Committee Chair
*	Chair of the Board

Each committee operates under a written charter. The charters are available at the “Corporate Governance” page in the “Investor Relations” section of www.landsend.com under the heading “Corporate Governance Documents.” The principal functions of each Committee are summarized below.

Audit Committee

•	Responsible for the compensation and oversight of the work of the independent registered public accounting firm in connection with the annual audit report

•	Hires the independent registered public accounting firm to perform the annual audit

•	Reviews the Company’s annual and quarterly financial statements, including disclosures made in management’s discussion and analysis of results of operations and financial condition

•	Reviews the reports prepared by the independent registered public accounting firm and management’s responses thereto

•	Pre-approves audit and permitted non-audit services performed by the independent registered public accounting firm

•

Responsible for oversight of risks and exposures associated with financial matters, the Company’s enterprise risk management framework and the steps management has taken to monitor and control risks and exposures

•	Reviews management’s plan for establishing and maintaining internal controls

•	Reviews the internal audit department’s responsibilities, budget and staffing

•	Discusses with the Company’s General Counsel matters that involve the Company’s compliance and ethics policies

•	Reviews and approves all related party transactions.

Compensation Committee

•	Evaluates the Chief Executive Officer’s performance in light of corporate goals and objectives

•

Reviews and approves the base salaries, annual incentive opportunities and cash- and equity-based awards and opportunities for our senior executives reporting to the CEO and equity awards for other Section 16 officers

•

Reviews and approves employment agreements, severance arrangements, change-in-control agreements and change-in-control provisions affecting any elements of compensation and benefits for our senior executives

•	Approves compensation plans and programs for our senior executives

•	Approves any special or supplemental compensation and benefits for senior executives, including supplemental retirement benefits and the perquisites provided to them during and after employment

•	Receives periodic reports on our compensation programs as they affect all employees.

Nominating and Corporate Governance Committee

•	Reports annually to the Board with an assessment of the performance of the Board

•	Recommends to the Board new director nominees

•	In concert with the Compensation Committee, reviews annually succession planning recommendations for the Company’s senior executives

•	Recommends to the Board director compensation and benefits

•	Reviews and reassesses the adequacy of our Corporate Governance Guidelines

•	Oversees Environmental, Social and Governance (ESG) through reviewing with management the Company’s ESG strategies, initiatives and policies.

Communications with the Board

Our Board has adopted a policy and process for stockholders to communicate with the Board or an individual director. Stockholders may communicate with the Board collectively, or with any of its individual non-employee directors, by writing to Lands’ End, Inc. Board of Directors, c/o Secretary, Lands’ End, Inc., Legal Department, 1 Lands’ End Lane, Dodgeville, Wisconsin 53595. The Secretary has discretion to determine whether stockholder communications are proper for submission to the intended recipient. Examples of stockholder communications that would be considered presumptively inappropriate for submission include the following: communications regarding personal solicitations; spam and other junk mail; new product suggestions; resumes and other job inquiries; business solicitations or advertisements; communications that are unduly hostile, threatening, illegal, or similarly unsuitable; and communications that are frivolous in nature.

Board Leadership Structure

We currently separate the roles of Chief Executive Officer and Chair of the Board. Our Chief Executive Officer is responsible for the day-to-day leadership and performance of the Company, while the Chair of the Board provides guidance to our Chief Executive Officer and senior management and sets the agenda for and presides over our Board meetings. In carrying out her responsibilities, the Chair preserves the distinction between management and oversight, maintaining the responsibility of management to develop corporate strategy and the responsibility of the Board to review and express its views on corporate strategy and management’s execution of that strategy.

The Board’s Role in Risk Oversight

Consistent with our leadership structure, our Chief Executive Officer and other members of senior management are responsible for the identification, assessment, and management of risks that could affect the Company and the Board provides oversight in connection with these efforts. We do not believe that the Board’s role in risk oversight has an effect on the Company’s leadership structure. The Board’s oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of the responsibilities of the Audit Committee and the Compensation Committee above and in the charters of such committees.

The Audit Committee is responsible for oversight of (1) risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, and credit and liquidity matters; (2) the Company’s enterprise risk management framework; and (3) the steps management has taken to monitor and control risks and exposures, including the Company’s risk assessment and risk management policies and strategies and programs and policies relating to legal compliance.

The Compensation Committee evaluates whether the risks arising from the Company’s compensation policies and practices for its employees would be reasonably likely to have a material adverse effect on the Company and has received management’s determination that our programs do not create risk that is reasonably likely to have a material adverse effect on the Company.

The Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company, including our President and Chief Financial Officer, our General Counsel, our Chief Information Officer and our most senior internal audit and information security professionals.

Nomination of Director Candidates

Directors may be nominated by the Board or by stockholders in accordance with our Bylaws. The Nominating and Corporate Governance Committee will, when it deems appropriate, actively seek individuals qualified to become Board members, and will solicit input on director candidates from a variety of sources, including current directors. The Committee will evaluate a candidate’s qualifications and review all proposed nominees for the Board, including those proposed by stockholders, in accordance with its charter and our Corporate Governance Guidelines. This will include a review of the person’s qualifications and independence as well as consideration of diversity, age, skills, education and experience in the context of the needs of the Board. The Committee has the ability to retain a third party to assist in the nomination process.

Director nominees recommended by the Nominating and Corporate Governance Committee are expected to be committed to representing the long-term interests of our stockholders. The Committee believes that it is important to align the interests of directors with those of our stockholders. Generally, each non-employee director is required to acquire a number of shares of our common stock in an amount that, at cost, is equal to the amount of the director’s annual retainer in effect on the date when the director first becomes a member of the

Board. Non-employee directors must meet this requirement by the third anniversary of that date unless, due to employment or legal restrictions, he or she is unable to acquire our common stock. As of January 28, 2022, all non-employee directors were in compliance with this requirement. Board members should possess a high degree of integrity and have broad knowledge, experience and mature judgment. In addition to a meaningful economic commitment to our company as expressed in share ownership, directors and nominees should have predominately business backgrounds, have experience at policy-making levels in business and/or technology, and bring a diverse set of business and life experiences and perspectives to the Board.

Mr. Griffith’s employment letter with the Company provided for his appointment to the Board and provides that he will be nominated for reelection to the Board each time his term as director is scheduled to expire. In addition, under his executive severance agreement with the Company, a termination of employment by Mr. Griffith is for “Good Reason” if, among other events, at any time that ESL Investments, Inc. and its affiliate entities beneficially own more than 20% of the Company’s shares entitled to vote for directors, they, in whole or in part, vote against his reelection to the Board while Mr. Griffith is serving as the Company’s Chief Executive Officer.

A Lands’ End stockholder can nominate a candidate for election to the Board by complying with the nomination procedures in our Bylaws, which provide that for an election to be held at an annual meeting of stockholders, nomination by a stockholder must be made by notice in writing delivered to the Company not later than the 90th day, and not earlier than the 120th day, prior to the first anniversary of the preceding year’s annual meeting. If the date of the subject annual meeting is more than 30 days before or more than 70 days after the first anniversary of the preceding year’s annual meeting, notice by the stockholder must be delivered not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company. For an election to be held at a special meeting of stockholders, the stockholder’s notice in writing must be delivered to the Company not earlier than the 120th day prior to the special meeting and not later than the later of the 90th day prior to the special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at the special meeting.

A stockholder’s written notice to the Secretary described in the preceding paragraph must be delivered to Lands’ End, Inc., Attn: Secretary, 1 Lands’ End Lane, Dodgeville, Wisconsin 53595. Any stockholder of record or beneficial owner of common stock proposing such a nomination must be a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to notice of and to vote at the meeting of stockholders and comply with the applicable notice procedures set forth in the Company’s Bylaws, including setting forth the following in the written notice: (i) the name and address of the stockholder; (ii) the number of shares of capital stock of the Company owned beneficially and of record by the stockholder; (iii) a description of any agreement, arrangement or understanding with respect to the nomination between or among the stockholder, any of its affiliates or associates, each nominee and any others acting in concert with any of the foregoing; (iv) a description of any agreement, arrangement or understanding that has been entered into as of the date of the stockholder’s notice by, or on behalf of, the stockholder, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the stockholder with respect to securities of the Company; (v) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose each nomination; (vi) a representation whether the stockholder intends or is part of a group that intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect each nominee and/or (b) otherwise to solicit proxies or votes from stockholders in support of each nomination; (vii) the name, age and business address of each nominee proposed in the notice; (viii) all information concerning the stockholder and each nominee required to be disclosed in proxy solicitations for director elections under the proxy rules of the SEC; and (ix) the written consent of each nominee to serve as a director if so elected.

The Company may require any proposed nominee to furnish such other information as the Company may reasonably require to determine the eligibility of the nominee to serve as a director. The chair of any annual meeting or special meeting of stockholders may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures. In addition to satisfying the foregoing requirements under the Company’s Bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than Lands’ End’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 10, 2023. Any decision to include information regarding a proposed nominee in the Company’s proxy solicitation materials will be made in accordance with the Company’s Bylaws and applicable law.

COMPENSATION OF DIRECTORS

Our Director Compensation Policy provides for an annual cash retainer for serving as a non-employee director of the Company, for serving as Board Chair, and for serving as the chair or member of committees as follows:

Cash Compensation(1)
Board Member	$100,000
Board Chair	$30,000
Audit Committee Chair	$20,000
Audit Committee Member (Non-Chair)	$12,500
Compensation Committee Chair	$15,000
Compensation Committee Member (Non-Chair)	$10,000
All Other Committee Chairs	$10,000
All Other Committee Members (Non-Chairs)	$7,500

(1)	Assumes service for a full fiscal year; directors who serve for less than the full fiscal year are entitled to receive a pro-rated portion of the applicable payment.

In addition, the Director Compensation Policy provides that our non-employee directors may elect annually to receive all or a portion of their retainer in the form of shares of Lands’ End common stock. Non-employee directors also receive an annual Lands’ End gift card in the amount of $10,000, as well as a discount on the purchase of Lands’ End merchandise under a program available to all Lands’ End employees. Upon the approval on a case-by-case basis of the Nominating and Corporate Governance Committee, a non-employee director may participate in health care programs of the Company on a basis no less favorable than senior executives of the Company.

The following table shows information concerning the compensation earned in fiscal year 2021 by non-employee directors who served on the Board during fiscal year 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	Gift Card ($)	Total(b)
Josephine Linden, Chair	$160,000	$0	$10,000	$170,000
Robert Galvin	$76,542	$50,958	$10,000	$137,500
Elizabeth Leykum	$120,000	$0	$10,000	$130,000
John T. McClain	$120,000	$0	$10,000	$130,000
Maureen Mullen Murphy	$80,038	$19,962	$10,000	$110,000
Jignesh Patel	$120,000	$0	$10,000	$130,000
Jonah Staw	$107,500	$0	$10,000	$117,500

(a)

Amount represents portion of retainer that director elected to receive in shares of Lands’ End common stock, based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

(b)	The amounts in this column do not include amounts attributable to the discount on Lands’ End merchandise that are available generally to all Lands’ End salaried employees and non-employee directors.

As Mr. Griffith is an employee of the Company, he did not receive separate or additional compensation for his service as a director during fiscal year 2021. See “Executive Compensation” for information relating to Mr. Griffith’s fiscal year 2021 compensation.

BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 28, 2022 for (1) each person known to us to be the beneficial owner of more than 5% of our common stock; (2) each named executive officer; (3) each of our directors; and (4) all of our executive officers and directors as a group.

Name of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned
	Number		Percent of Common Stock Outstanding
Robert Galvin	15,846		*
James Gooch	113,368		*
Peter L. Gray	135,529	(2)	*
Jerome Griffith	696,144	(3)	2.1%
Elizabeth Leykum	12,299		*
Josephine Linden	45,817		*
John T. McClain	6,054		*
Maureen Mullen Murphy	9,023		*
Jignesh Patel	22,000		*
Sarah Rasmusen	22,888		*
Jonah Staw	5,660		*
Chieh Tsai	52,268		*

Directors and executive officers as a group (12 persons)	1,136,896	(4)	3.4%

Greater than 5% Stockholders:

ESL Investments, Inc. and related entities, as a group(5)	17,121,236	(6)	51.2%

Capital Research Global Investors(7)	2,100,000		6.3%
Thomas J. Tisch(8)	1,995,102		6.0%

*	Represents less than 1% of outstanding common stock
(1)

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Lands’ End, Inc., 1 Lands’ End Lane, Dodgeville, Wisconsin 53595. We have determined beneficial ownership in accordance with the rules of the SEC, which provide that beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after March 28, 2022, through the exercise of a stock option or vesting of an RSU or any other right. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that all the persons and entities named in the table above have sole voting and investment power with respect to all shares of common stock that they beneficially own. We have based our calculation of the percentage ownership on 33,412,835 shares of common stock outstanding as of March 28, 2022.

(2)	Includes 49,017 vested stock options.
(3)	Includes 294,118 vested stock options.
(4)	Includes 343,135 vested stock options.
(5)

Beneficial ownership and other information contained herein is based on Amendment No. 26 to Schedule 13D reporting ownership as of March 16, 2022 (the “13D Filing”) of Edward S. Lampert, ESL Investments, Inc. (“ESL”), ESL Partners, L.P. (“Partners”), and RBS Partners, L.P. (“RBS”). RBS is the general partner of, and may be deemed to indirectly beneficially own securities beneficially owned by, Partners. ESL is the general partner of, and may be deemed to indirectly beneficially own securities beneficially owned by, RBS. Mr. Lampert is the Chairman, Chief Executive Officer and Director of, and may be deemed to indirectly beneficially own securities beneficially owned by, ESL. The address of ESL Investments, Inc. and related entities is c/o ESL Investments, Inc. and related entities, as a group, 1170 Kane Concourse, Suite 200, Bay Harbor Islands, Florida 33154.
(6)

Per the 13D Filing, Mr. Lampert possesses sole voting power and sole dispositive power as to 17,121,236 shares, inclusive of 3,791 shares of Common Stock held by The Nicholas Floyd Lampert 2015 Trust and 3,791 shares of Common Stock held by The Nina Rose Lampert 2015 Trust; ESL possesses sole voting power and sole dispositive power as to 3,893 shares; Partners possesses sole voting power and sole dispositive power as to 3,893 shares; and RBS possesses sole voting power and sole dispositive power as to 3,893 shares.

(7)

Beneficial ownership is based on the Capital Research Global Investors Amendment No. 7 to Schedule 13G reporting ownership as of December 31, 2020. Capital Research Global Investors disclosed sole voting power and sole dispositive power as to 2,100,000 shares. Capital Research Global Investors disclaims beneficial ownership as to these shares. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071.

(8)

Beneficial ownership is based on Schedule 13G reporting ownership as of March 1, 2021. Mr. Tisch disclosed sole voting power and sole dispositive power as to 1,632,530 shares and reported shared voting power and shared dispositive power as to 362,572 shares. Mr. Tisch’s address is 655 Madison Avenue, New York, New York 10065.

Restrictions related to Equity Transactions

Under the Company’s Insider Trading Policy, our employees and directors are prohibited from engaging in, among other things, short sale transactions and hedging transactions with respect to Company securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and private exchange funds. Our employees and directors also are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides information to assist you in understanding the fiscal year 2021 compensation of the executive officers identified in the Summary Compensation Table, whom we refer to as our “named executive officers.” Our named executive officers for fiscal year 2021 are:

•	Jerome Griffith, Chief Executive Officer

•	James Gooch, President and Chief Financial Officer

•	Peter L. Gray, Executive Vice President, Chief Administrative Officer and General Counsel

•	Chieh Tsai, Executive Vice President, Chief Product Officer

•	Sarah Rasmusen, Executive Vice President, Chief Customer Officer

At the outset of fiscal year 2021, Mr. Griffith served as Chief Executive Officer and President, and Mr. Gooch served as Executive Vice President, Chief Financial Officer and Chief Operating Officer. In March 2021, Mr. Griffith transitioned the role of President to Mr. Gooch, and Mr. Gooch was promoted to President and retained his role as Chief Financial Officer. With a change of responsibilities in March 2021, Ms. Rasmusen became an executive officer.

Executive Summary — Impact of and Actions taken in Response to COVID-19 in Fiscal Year 2021

During 2021, the COVID-19 pandemic continued to impact the Company and our business. As a result, we continued to follow the practices that we developed during the initial response to the pandemic.

What Actions Did We Take?	Why?

Business Actions

Continued enhanced health and safety measures in workplace, in accordance with public health guidance and best practices	Protected health of our workforce and reinforced concern for well-being

Converted employee fitness center to COVID-19 vaccination site administered by Iowa County Health Department	Supported health and well-being of local and surrounding community, which is home to many employees, customers and friends

Continued remote work policies, social distancing, masking and other requirements in offices, distribution centers and retail stores	Maintained health and safety of employees and customers, and aligned with governmental ordinances

Compensation Actions

Reinstated merit increases	Returned to practice of annual merit increase after suspending for 2020 as a cost control measure

Reinstated 401(k) match	Returned to offering match as a valuable employee benefit to encourage individual retirement savings

Returned to long-term incentives in form of 100% equity award	With stabilization of stock price in 2021, ability to continue to align with stockholder interests

Maintained targets under 2021 annual incentive and 2019, 2020 and 2021 long-term performance awards	Ensured alignment with internal plans in face of continued uncertainty and reinforced long-term nature of awards

The Compensation Committee believes that management performed extremely well by exceeding financial targets and managing its operations, while navigating the COVID-19 pandemic in fiscal year 2021.

During fiscal year 2021, the COVID-19 pandemic impacted our distribution process, third-party manufacturing partners and logistics partners, including shipping delays due to port congestion, and closure of certain third-party manufacturing facilities and production lines. These disruptions resulted in later timing of fiscal year 2021 inventory receipts that caused, at times, lower inventory positions and higher than normal back orders, as manufacturing, transport and receipt of inbound product was delayed. In addition, due to the supply chain disruptions we experienced increased freight and distribution costs during the second half of fiscal year 2021.

Despite these challenges, our revenue increased 14.7% and Adjusted EBITDA increased 39%, compared with fiscal year 2020. In addition, although the operational and financial impact of these challenges were not foreseen when the fiscal year 2021 annual incentive plan and long-term incentive plan targets were set, no adjustment to the targets, for either the annual or long-term plans were made by the Compensation Committee when evaluating fiscal year 2021 financial performance and achievement of goals.

At the same time, we managed the COVID-19 pandemic from a human capital and social perspective. Most corporate employees continued to work in a remote work model, while on-site distribution and call centers were fully staffed and operated with extra caution to minimize any spread of COVID-19, through screening, social distancing, masking protocols, and the administration of other protective measures. In early 2021, we converted our employee fitness center (which was underutilized due to a substantial number of employees working remotely, as well as local orders regarding the operation of fitness centers) into a COVID-19 vaccination clinic for use by the Iowa County Health Department.

Executive Compensation Philosophy and Objectives

The Compensation Committee believes that our long-term success is directly related to our ability to attract, motivate and retain highly talented executives who are committed to our mission, results and cultural beliefs. The Compensation Committee has developed a compensation philosophy for our senior executives designed to pay-for-performance. Accordingly, the total compensation packages provided to our named executive officers generally include both annual and long-term incentive opportunities that are linked to performance measures or are otherwise “at risk” due to market fluctuations and potential for forfeiture. For fiscal year 2021, approximately 77% of our CEO’s target compensation was considered at-risk, and 66% of our other named executive officers’ target compensation was considered at-risk based on financial performance measures or the possibility of forfeiture.

ELEMENTS OF COMPENSATION - CEO	ELEMENTS OF COMPENSATION - OTHER NAMED EXECUTIVE OFFICERS

Our compensation packages are designed in large measure to motivate and encourage executives to drive performance and achieve superior results for the Company and its stockholders. They also reflect other important considerations, such as the value of the position in the marketplace, levels of job responsibility, individual performance and the need to attract and retain top executive talent. The Compensation Committee grants equity- based incentives to align management’s and stockholders’ interests. While the Compensation Committee seeks to utilize compensation and benefit arrangements that reflect the pay-for-performance compensation philosophy, it recognizes that from time to time it may be appropriate for the Company to provide additional inducements, such as sign-on awards, spot bonuses and other provisions, to recruit, retain, reward and motivate highly qualified executives. No such additional inducements were utilized for any of the named executive officers in fiscal year 2021.

Executive Compensation Program: Key Elements

The key elements of our compensation program for our executives include base salary, annual cash incentive opportunities, long-term performance-based incentive opportunities and long-term time-based equity awards.

Annual Compensation

•	Base Salary—Base salary is the fixed element of each executive’s cash compensation, and provides executives with an appropriate level of financial certainty.

•

Annual Incentive Plan—Our annual incentive program seeks to motivate executives by providing opportunities to earn annual cash awards which are at risk and based on achievement of annual financial objectives established by the Compensation Committee.

Long-Term Compensation

•

Long-Term Performance-Based Awards—Our long-term incentive programs are designed to motivate executives to focus on long-term company performance through awards which are at risk and based on multi-year performance periods that reinforce accountability by linking executive compensation to achievement of performance goals. These programs seek to align our executive’s goals with our strategic direction and initiatives, which the Compensation Committee believes will result in increased returns to its stockholders. These awards have taken the form of either equity or cash in the past several years.

•

Long-Term Time-Based Awards—Our long-term incentive programs also include time-based awards of equity that are at risk. The multi-year vesting requirements of time-based awards are designed to promote retention and encourage executive officers to adopt longer-term approaches to our business. Time-based equity compensation also provides alignment with our stockholders, as value received will be consistent with return to our stockholders.

There is no pre-established policy or target for the allocation between annual and long-term incentive compensation. Instead, the Compensation Committee takes a holistic approach to executive compensation and the balance of the compensation elements for each executive individually. For fiscal year 2021, approximately 45% of our CEO’s target compensation and approximately 60% of our other named executive officers’ target compensation was annual in nature, while 55% of our CEO’s target compensation and 40% of our other named executive officers’ target compensation was long-term in nature.

ANNUAL VS. LONG-TERM COMPENSATION - CEO	ANNUAL VS. LONG-TERM COMPENSATION - OTHER NAMED EXECUTIVE OFFICERS

How Elements Are Used to Achieve Our Compensation Objectives

The Compensation Committee believes that a fair and effective way to motivate executives to produce superior results for stockholders is to increase the proportion of an executive’s total compensation that is performance-based or otherwise “at risk”, including equity compensation, relative to the executive’s ability to influence those results. Additionally, the Compensation Committee believes that the value of incentive compensation should depend upon the performance of the Company in a specified performance or vesting period. Under our incentive compensation structure, the highest amount of compensation can be achieved through consistent superior performance over successive time periods. This approach is designed to provide incentives for managing long-term growth, while minimizing short-term excessive risk taking.

During fiscal year 2021, the Compensation Committee sought to achieve the objectives of our compensation program for our named executive officers through the grant of annual and long-term incentive awards. The fiscal year 2021 annual incentive awards for the named executive officers offered an opportunity to earn cash compensation based upon achievement of an adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) goal for fiscal year 2021. The goal setting process is discussed below in “Fiscal Year 2021 Annual Incentive Opportunity”. In fiscal year 2021, the Compensation Committee also granted long-term time-based equity awards that will vest over a three-year period, assuming continued service and long-term performance-based equity awards, which vest based on achievement of cumulative adjusted EBITDA and revenue goals for a three-year period.

Our target Annual Incentive Plan (As Amended and Restated) (“AIP”) awards and our long-term incentives are established based on a percentage of base salary. As the participating executive’s base salary is determined, in part, on his or her past performance, an award opportunity that is based on a multiple of that base salary also reflects, in part, his or her past performance.

Following the end of a performance period, the Compensation Committee certifies the level of achievement against the applicable financial performance goals established under its annual and long-term performance-based incentive programs, but retains the ability to exercise positive or negative discretion to adjust payout in relation to our annual and long-term performance. The Compensation Committee did not exercise any such discretion for fiscal year 2021 payouts for any of the named executive officers.

Fiscal Year 2021 Base Salaries

Base salaries are established at levels that generally reflect the past performance, experience, expected future contributions and responsibilities of the executive officer. The importance of the executive officer’s position, external pay data, market competitiveness and internal pay equity also are considered, as well as the extent of any promotions or other change in the executive’s responsibilities.

The following table sets forth the base salary which became effective during fiscal year 2021 (on May 22, 2021) for each of the named executive officers, and the prior year base salary:

Name	Fiscal 2020 Base Salary	Fiscal 2021 Base Salary	% Increase
Jerome Griffith	$1,050,000	$1,050,000	—
James Gooch	$695,000	$700,000	0.7%
Peter L. Gray	$570,000	$590,000	3.5%
Chieh Tsai	$500,000	$515,000	3.0%
Sarah Rasmusen	$425,000	$450,000	5.9%

The named executive officers’ base salaries were each set based on a combination of factors considered by Mr. Griffith in recommending the base salaries of the other named executives, and by the Compensation Committee in approving all of the base salaries (including Mr. Griffiths’), including an assessment of individual achievements, contributions to the performance of the Company, changes in responsibilities, and peer group, general industry and survey comparisons.

Fiscal Year 2021 Performance Measures and Goals

As we rely upon “at risk” compensation to motivate our executives, in addition to time-based equity awards, in 2021 we utilized two forms of performance-based awards: awards based on goals set for fiscal year 2021 under the AIP (“2021 AIP”) and performance-based equity awards.

Under the 2021 AIP, we used, as in past years, an adjusted EBITDA measure. (see discussion of this measure, and how it differs from reported Adjusted EBITDA below, in “Fiscal Year 2021 Annual Incentive Opportunity”). The adjusted EBITDA targets were established in February 2021. When establishing the performance goals for the 2021 AIP and also for the long-term performance-based equity awards granted in 2021, the Compensation Committee considered such factors as fiscal year 2020 financial results, overall fiscal year 2021 financial goals, our long-range plan, our competitive position, and market trends, as well as the general state of the economy and our business, and the continued uncertainty posed by COVID-19.

With respect to the long-term performance-based equity awards, performance goals based on an adjusted EBITDA and revenue goals, which considered the factors cited above, were established in February 2021 for the cumulative three-year period from fiscal year 2021 through fiscal year 2023.

Fiscal Year 2021 Annual Incentive Opportunity

For the 2021 AIP, the Compensation Committee approved an adjusted EBITDA performance measure (“2021 AIP EBITDA”) and goals, which accounted for 100% of the annual incentive opportunity for our named executive officers. The 2021 AIP EBITDA measure differs from “Adjusted EBITDA.” which is a key metric reported by the Company. Adjusted EBITDA is used by management to measure business performance, in an effort to encourage growth and create increased stockholder value through the efficient use of corporate assets. For purposes of the 2021 AIP, reported Adjusted EBITDA results are subject to further adjustment as detailed below (see Item 7 of our Annual Report on Form 10-K for a reconciliation of Net Income to Adjusted EBITDA).

To determine 2021 AIP EBITDA performance, we first calculate Adjusted EBITDA, computed as operating income appearing on our statement of operations for the applicable reporting period, adjusted for depreciation, amortization, gains/(losses) on sales of assets and other items we determine affect the comparability of financial results from period to period. Then, in determining financial goal achievement relative to the 2021 AIP EBITDA measure, the Compensation Committee is required to adjust either the performance target or actual Adjusted EBITDA results to reflect the following occurrences affecting our results during the performance period:

•	the effects of currency fluctuations in comparison to plan currency rates;

•	gains or losses from litigation, claim judgments, or regulatory proceedings, including product recalls or legal and insurance settlements that, in each case, individually exceed $500,000;

•	the effect of changes in laws, regulations, or accounting principles, methods or estimates;

•	write down or impairment of assets;

•

the gain or loss from the sale or discontinuance of a business segment, division, or unit, and the planned, unrealized corporate post-incentive adjusted EBITDA for this business segment, division, or unit;

•	results from an unplanned acquired business and costs related to the unplanned acquisition;

•	restructuring and workforce severance costs pursuant to a plan approved by the Board and Chief Executive Officer;

•	the impact of the unplanned termination or loss of store leases; and

•	unusual and infrequently occurring items as defined by accounting principles generally accepted in the United States (GAAP).

Opportunities under the AIP for the participating executives are generally established upon hire and reviewed when the Compensation Committee reviews annual compensation or at the time a compensation package for a participating executive is otherwise approved, and reflects the participating executive’s relative level of responsibility and potential to affect our overall performance. The target award opportunity under the 2021 AIP was consistent with past practice and was set at 100% of base salary for Mr. Griffith, and 75% of base salary for the other named executive officers. Threshold, target and maximum levels of 2021 AIP EBITDA were established in February 2021.

Payout levels were set at: threshold for performance at reported Adjusted EBITDA for fiscal year 2020, target at our internal plan, which had been established in February 2021, and maximum at an approximately 26% overachievement of target. The following table summarizes the plan design, metric, and performance levels:

Metric	Threshold (50% of Target Payout)	Target (100% of Target Payout)	Maximum (200% of Target Payout)
2021 AIP EBITDA	$87.0 million	$100.6 million	$127.0 million

The Compensation Committee views adjusted EBITDA growth as a key metric and driver of stockholder value. As designed, the 2021 AIP would reward achievement equal to the prior year (i.e. a flat year for profitability) with a 50% payout. Falling short of a flat year would result in no payout.

At the time it set the targets, the Compensation Committee believed that performance at the target level, a 16% improvement over fiscal year 2020 performance was attainable, yet challenging, given multiple factors, including uncertainty related to the continuing COVID-19 pandemic impact on areas of manufacturing and potential shifts in consumer buying behavior.

We achieved 2021 AIP EBITDA of approximately $120.9 million, resulting in a payout of 177% of target for each of the named executive officers and all other AIP participants. Neither the Compensation Committee nor the Board exercised any discretion with respect to the payout amounts, which are set forth below.

Name	Target Incentive for fiscal year 2021	Actual Incentive Earned for fiscal year 2021
Jerome Griffith	$1,050,000	$1,858,500
James Gooch	$523,846	$927,208
Peter L. Gray	$437,885	$775,056
Chieh Tsai	$382,789	$667,536
Sarah Rasmusen	$331,731	$587,163

Fiscal Year 2021 Long-Term Compensation Opportunities

2021 Long-Term Incentive Structure: 2021 PRSU Awards and 2021 RSU Awards

For fiscal year 2021, our long-term incentive structure (“LTI”) had two components: awards of performance-based restricted stock units (each, a “PRSU” and the award, the “2021 PRSU Awards”) and awards of time-based restricted stock units (each, an “RSU” and the award, the “2021 RSU Awards”) under the Lands’ End, Inc. Amended and Restated 2017 Stock Plan (the “2017 Stock Plan”).

In March 2021, we announced organizational changes designed to advance our strategic growth plans and accelerate the pace of execution against our long-term goals. As part of these changes:

•

Mr. Gooch was promoted to President and, in addition to his role as Chief Financial Officer, assumed oversight of the Company’s operating units of eCommerce, International, Outfitters, Third Party and Retail, with the heads of each operating unit reporting to him.

•	Mr. Gray assumed oversight of the Company’s distribution center operations.

•	Ms. Rasmusen was promoted to Executive Vice President, adding oversight to the Company’s information technology and performance marketing functions.

In recognition of the changes in responsibilities and as part of its annual compensation determinations based on market and industry data, the Compensation Committee increased the long-term incentive compensation (at target) for fiscal year 2021 for Mr. Gooch, Mr. Gray and Ms. Rasmusen. In addition, after reviewing market and industry data, the Compensation Committee increased Mr. Griffith’s and Ms. Tsai’s target LTI opportunities. The target incentive percentages for the named executive officers prior and after such changes, are as set forth on the following table:

	% of Base Salary
Name	2020 LTI Target	2021 LTI Target
Jerome Griffith	220%	240%
James Gooch	100%	135%
Peter L. Gray	100%	110%
Chieh Tsai	100%	110%
Sarah Rasmusen	100%	110%

2021 PRSU Awards

The 2021 PRSU Awards are intended to focus the named executive officers on our long-term performance and align their interests with those of our stockholders. Each PRSU represents a contingent right to receive one share of our common stock upon satisfaction of adjusted EBITDA (75% weighting) (“2021 PRSU EBITDA”)

and revenue (25% weighting) vesting conditions for the cumulative period comprised of fiscal years 2021 through 2023 and are subject to continued service. The 2021 PRSU Awards will vest, if at all, when the Compensation Committee determines whether a requisite level of performance has been achieved. The determination will take place after the conclusion of the third year of the performance period. Each named executive officer may earn a number of PRSUs and be issued the related number of shares, based on the Company’s performance relative to the goals set at the time the award was approved in February 2021. The Compensation Committee determined the performance measures and established threshold, target and maximum goals for 2021 PRSU EBITDA and revenue for the 2021 PRSU Awards.

The number of shares for the 2021 PRSU Awards at target level of performance to each of the named executive officers, representing 50% of his or her LTI value on March 19, 2021 (using a value per share of $29.95, the closing price of the Common Stock on the date of the award), and the grant date fair value of the award (based on such closing price) was as set forth on the table below:

Name	Number of Shares underlying 2021 PRSU Award at Target Performance (“2021 Target Shares”)	Grant Date Fair Value
Jerome Griffith	42,070	$1,259,997
James Gooch	15,663	$469,107
Peter L. Gray	10,467	$313,487
Chieh Tsai	9,181	$274,971
Sarah Rasmusen	7,804	$233,730

The definition of 2021 PRSU EBITDA is substantially the same as the definition of 2021 AIP EBITDA (as indicated above). Revenue for the purposes of the 2021 PRSU Awards, is revenue, as determined by GAAP. Under the 2021 PRSU Awards, a threshold level of performance for a goal will generate a payout at 50% of 2021 Target Shares, a target level of performance will generate a payout at 100% of 2021 Target Shares and a maximum level of performance will result in a payout at 200% of 2021 Target Shares. The payout percentage between each of threshold and target payout and between target and maximum payout is based on straight-line (linear) interpolations. Each metric is considered independently, and payout for that metric will be weighted according to the weighting associated with the metric. A table summarizing the plan design for the 2021 PRSU Awards is set forth below:

Metric (cumulative three-year performance)	Weighting	Payout at Threshold	Payout at Target	Payout at Maximum
2021 PRSU EBITDA	75%	50%	100%	200%
Revenue	25%	50%	100%	200%

Since the levels of achievement for the metrics are based on a three-year cumulative amount, fiscal year 2021 performance, alone, did not trigger any achievement.

2021 RSU Awards

The 2021 RSU Awards are intended to focus the named executive officers on our long-term performance and align their interests with those of our stockholders. Each RSU represents a contingent right to receive one share of our common stock upon satisfaction of the vesting conditions. The 2021 RSU Awards will vest, subject to satisfaction of vesting conditions, including continued service, on the first, second and third anniversaries of the award date (with respect to 25%, 25% and 50% of the 2021 RSU Awards), which was March 19, 2021.

The number of shares for awards was determined by dividing the desired value (in case of the 2021 RSU Awards, 50% of the executive’s LTI value) by the closing price of our common stock on the date of grant. The closing price of our common stock on the award date was $29.95. Accordingly, the number of shares for the 2021 RSU Awards made to each of the named executive officers, and the grant date fair value of the award (based on such closing price), was as set forth on the table below:

Name	Number of Shares underlying 2021 RSU Award	Grant Date Fair Value
Jerome Griffith	42,070	$1,259,997
James Gooch	15,663	$469,107
Peter L. Gray	10,467	$313,487
Chieh Tsai	9,181	$274,971
Sarah Rasmusen	7,804	$233,730

Prior Performance-Based Awards Providing Fiscal Year 2021 Compensation

2019 PRSU Awards

In fiscal 2019, our LTI included performance-based restricted stock unit awards (“2019 PRSU Awards”) for a number of shares of Common Stock (the “2019 Target Shares”). Each PRSU represented a contingent right to receive one share of our common stock upon satisfaction of a cumulative adjusted EBITDA measure (“2019 PRSU EBITDA”) weighted 75% and cumulative revenue, weighted 25%, each based on a cumulative three-year period, fiscal year 2019 through fiscal year 2021 and subject to continued employment. Both performance goals were established in February 2019 and were not adjusted for the impact of COVID-19.

The definition of 2019 PRSU EBITDA was substantially the same as the definition of 2021 AIP EBITDA (as indicated above). Revenue for the purposes of the 2019 PRSU Awards, was revenue, as determined by GAAP. Under the 2019 PRSU Awards, a threshold level of performance for a goal would generate a payout at 50% of the 2019 Target Shares, a target level of performance would generate a payout at 100% of the 2019 Target Shares and a maximum level of performance would result in a payout at 200% of the 2019 Target Shares. The payout percentage between each of threshold and target payout and between target and maximum payout was based on straight-line (linear) interpolations. Each metric was considered independently, and payout for that metric was weighted according to the weighting associated with the metric. A table summarizing the plan design for the 2019 PRSU Awards is set forth below:

Metric (cumulative three-year performance)	Weighting	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)
2019 PRSU EBITDA	75%	$225 million	$270 million	$325 million
Revenue	25%	$4.4 billion	$4.65 billion	$5.0 billion

Actual results for the cumulative performance period, calculated in accordance with the 2019 PRSU Awards and as certified by the Compensation Committee on March 24, 2022 were 2019 PRSU EBITDA of $288 million and Revenue of $4.51 billion, yielding a payout of 118% of the 2019 Target Shares. The Committee did not adjust the performance goals or exercise any discretion in determining the payout for the 2019 PRSU Awards.

The number of shares of Common Stock issued to each of the named executive officers upon vesting of the 2019 PRSU Awards on March 24, 2022 is as set forth on the table below:

Name	Number of Shares Issued Upon Vesting of 2019 PRSU Awards
Jerome Griffith	86,642
James Gooch	25,316
Peter L. Gray	20,740
Chieh Tsai	18,753
Sarah Rasmusen	9,844

Other Compensation Elements

Perquisites and Other Personal Benefits

We provide our named executive officers with certain limited perquisites and other personal benefits that the Compensation Committee deems reasonable and consistent with our overall compensation program or necessary to achieve certain executive hire and retention objectives. For fiscal year 2021, these perquisites included the opportunity for each named executive officer to receive an annual physical examination at our expense, which is intended to promote proactive management of executive health, and the opportunity to receive the same discounts on Lands’ End merchandise that are extended to all Lands’ End employees.

Retirement Plan

The Lands’ End, Inc. Retirement Plan (the “Retirement Plan”) allows participants to contribute towards retirement (including catch-up contributions) on a pre-tax basis, subject to Internal Revenue Service annual contribution limits. The Retirement Plan allows Roth-after-tax contributions as well as pre-tax contributions of up to 75% of eligible compensation (or the limit determined by the Internal Revenue Service). We also make matching contributions to the Retirement Plan in an amount equal to 50% of the participant’s first 6% of contributions starting the quarter following one year of service by the participant. In response to the COVID-19 pandemic, our Retirement Plan match was suspended from March until the end of fiscal year 2020, but was reinstated in full for fiscal year 2021.

Severance Benefits

We provide severance benefits to our named executive officers pursuant to executive severance agreements each has entered into with Lands’ End. The executive severance agreements help us attract and retain executives in a talent marketplace where severance provisions are commonly offered, while protecting our interests through post-employment non-disclosure, non-solicitation and non-competition restrictions. Under the executive severance agreements, subject to the executive’s execution of a release of claims against the Company and its affiliates, severance benefits are provided for involuntary termination by Lands’ End without “Cause” (as defined in each executive’s agreement) or termination by the executive officer for “Good Reason” (as defined in each executive’s agreement). See “—Potential Payments upon Termination of Employment” below for additional details on the terms, conditions and benefits received under a qualifying termination under the executive severance agreements.

Awards under an annual or a long-term incentive program are payable to a certain extent in the event of a termination of employment as a result of death or disability during a performance period if certain conditions are met. See “—Potential Payments upon Termination of Employment” below for additional information.

Under the Lands’ End, Inc. the 2017 Stock Plan, following a Change in Control (as defined in the 2017 Stock Plan) involving the Company, any non-vested portion of a participant’s award will fully vest in the event that either the surviving, continuing, successor, or purchasing entity fails to assume or continue our rights and obligations under such award or fails to provide the participant with a substantially equivalent award, or (2) the participant’s employment is terminated within 18 months following the Change in Control on account of a termination by the Company (or any acquiring entity) for any reason other than Cause or on account of a participant’s resignation for Good Reason (each as defined in the 2017 Stock Plan). This type of treatment of equity following a Change in Control is referred to as a “double trigger” change-in-control provision and is intended to provide the participant with reasonable assurance regarding previously awarded compensation in the event of a Change in Control and subsequent termination of employment.

Our Competitive Pay Practices

The Committee believes that, in order to retain valuable executives and attract qualified candidates, we must offer executive compensation arrangements that include components that are set at levels that candidates would view favorably when considering alternative employment opportunities. In making compensation decisions, we takes many factors into account, including competitive considerations; the responsibilities, impact and importance of the individual’s position within the Company; individual performance; the individual’s expected future contributions to the Company; the individual’s historical compensation; the performance of the Company overall; retention risk; tenure in position; internal pay equity; and the effect on our general and administrative expenses. The Committee also takes into account compensation and market data, which data primarily focuses on apparel retail companies and other related industries.

In connection with the actions taken by the Compensation Committee in fiscal year 2021 for the named executive officers, the Compensation Committee reviewed publicly available compensation data of a peer group of companies that was determined with assistance from Frederic W. Cook & Co., Inc. (“FW Cook”), the Compensation Committee’s independent compensation consultant, supplemented by survey data, when relevant public data were not available. The Compensation Committee used available information and monitored actions taken by the peer group companies to evaluate market trends and to assess the long-term incentive design aspects and overall competitiveness of our executive compensation programs. While the Compensation Committee did not seek to establish any specific element of compensation or total compensation at or within a prescribed range relative to the peer group of companies, it generally considers compensation arrangements to be competitive if they fall within a range of 15% above or below a market median.

In making its fiscal year 2021 compensation decisions, the Compensation Committee considered compensation data from the 17 peer companies set forth below (the “2021 Peer Group”), comprised primarily of apparel retail companies and those in related industries. In comparing the relative size of the Company to the peer group median, our revenue was at approximately the median and market capitalization was at approximately the 25th percentile.

2021 Peer Group

American Eagle Outfitters, Inc.	Express, Inc.
The Buckle, Inc.	Francesca’s Holdings Corporation
Carter’s, Inc.	G-III Apparel Group, Ltd.
The Cato Corp.	Oxford Industries, Inc.
Chico’s FAS, Inc.	Shoe Carnival, Inc.
The Children’s Place Retail Stores, Inc.	Tilly’s, Inc.
Columbia Sportswear Company	Urban Outfitters, Inc.
Deckers Outdoor Corporation	Zumiez, Inc.
Duluth Holdings, Inc.

The Committee typically reviews the composition of its peer group annually. The Committee believes that limited year-over-year change allows the Company to use a peer group that provides familiar market information and facilitates managing compensation levels and program design on a multi-year basis. Following a peer group review that was undertaken in September 2020 for setting 2021 compensation, and at the recommendation of FW Cook, the 2021 Peer Group remained substantially consistent with the peer group used for setting fiscal year 2020 compensation, with the removal of two companies, RTW Retailwinds, Inc. and Tailored Brands, Inc., each of which had filed for Chapter 11 bankruptcy during 2020.

At our 2021 annual meeting of stockholders, approximately 94% of the votes cast supported our advisory resolution on the compensation of our executive officers named in the proxy statement for the meeting. The Compensation Committee reviewed these results and viewed them as an indicator of stockholder support for the compensation program and did not make any changes to the compensation program design for fiscal year 2021 in response to the stockholder vote outcome.

Stock Ownership Guidelines

As equity compensation has become an increasingly important part of our compensation philosophy, during fiscal year 2018 the Compensation Committee adopted stock ownership guidelines to ensure our senior executives accumulate and hold a meaningful level of Lands’ End stock, in order to establish commonality of interest with stockholders and to be aligned with best governance practices. The guidelines became effective July 31, 2018. The guidelines provide for the Chief Executive Officer to hold an amount of stock equal in value to four times base salary, the President to hold an amount of stock equal to three times base salary (which requirement was adopted during fiscal year 2021, following Mr. Gooch’s promotion to the role of President), Executive Vice Presidents to hold an amount of stock equal in value to two times base salary, and Senior Vice Presidents to hold an amount of stock equal in value to one times base salary. There is no prescribed time frame by which to accumulate the stock, however, until the guideline is met, executives are required to retain 50% of net after tax shares realized upon the vesting of equity awards. Directly and indirectly beneficially owned shares are counted toward meeting the requirement. Any unvested or unearned restricted stock units and unexercised stock options are not counted toward meeting the requirement.

Compensation Risk Assessment

We conduct an annual compensation risk assessment, and have concluded that our compensation policies and practices were not reasonably likely to have a material adverse effect on us or our business. In reaching this determination, we reviewed our compensation plans, the types of awards, the risks associated with the plan designs and opportunity for metric manipulation. Factor mitigating risks identified, included:

•	appropriate target pay philosophy, peer group and market positioning to support business objectives;

•	effective balance in salary and variable compensation, shorter- and longer-term performance focus and use of both cash and equity;

•	effective Compensation Committee oversight and ability to use discretion to reduce incentives earned;

•	appropriate incentive performance/payout curves, with goals that can be attained without taking inappropriate risks of deviating from normal operations or approved strategies;

•	caps on incentive pay opportunities;

•	robust stock ownership guidelines;

•	clawback, anti-hedging and anti-pledging policies; and

•	appropriate and market competitive severance provisions.

Executive Compensation Recovery Provisions

Our AIP, the Long-Term Incentive Program (as Amended and Restated), the 2014 Stock Plan (as Amended and Restated) and the 2017 Stock Plan contain executive compensation recovery provisions. The relevant provisions provide that we may seek reimbursement from participating executives if our financial statements or approved financial measures are subject to restatement due to error or misconduct, to the extent permitted by law.

Accounting Treatment and Deductibility of Executive Compensation

In reviewing our compensation programs, the Compensation Committee considers both the accounting treatment and the tax deductibility of compensation. However, in order to attract, retain, and motivate senior executives it is likely that we will pay compensation that is not tax deductible or may create an adverse accounting charge. Our Compensation Committee will continue to structure our compensation program in the best long-term interests of our stockholders, with the accounting treatment and the tax deductibility of compensation being among a variety of considerations taken into account.

Compensation Committee Role in Executive Compensation Decisions

The Compensation Committee is appointed by the Board to fulfill the Board’s responsibilities relating to the compensation of our Chief Executive Officer and our other senior executives reporting to the CEO and equity awards for other Section 16 officers. The Compensation Committee has overall responsibility for approving and evaluating all compensation plans and our policies and programs as they affect our senior executives. For additional information regarding the role of our Compensation Committee, see “Corporate Governance—Committees of the Board—Compensation Committee.” In fulfilling its responsibilities, the Compensation Committee may retain compensation consultants to assist in structuring and evaluating executive compensation. The Compensation Committee has the sole authority to retain and terminate all compensation consultants and has the sole authority to approve the consultant’s fees and the terms and conditions of the consultant’s retention. The Compensation Committee also has authority to obtain advice and assistance from internal and external legal, accounting, and other advisors.

Role of Consultants, Advisors, and Management in Executive Compensation Decisions

The Compensation Committee has retained FW Cook as its independent compensation consultant. FW Cook reports directly to the Compensation Committee and the Compensation Committee has the sole authority to retain or dismiss the consultant.

FW Cook assists the Compensation Committee and works on its behalf on matters related to the Compensation Committee’s purposes and responsibilities as set forth in the Compensation Committee charter. FW Cook periodically advises the Compensation Committee as to trends in executive compensation and also provides specialized studies or advice as requested with respect to executive compensation issues. In fiscal year 2021, FW Cook provided an update of compensation trends and regulatory developments, analyzed our use of various compensation elements, provided assistance with the review and design of our incentive compensation programs, and assisted in the preparation of our public filings with regard to executive compensation. Representatives of FW Cook attend Compensation Committee meetings in person or by telephone as requested, and during fiscal year 2021, regularly attended Compensation Committee meetings.

The Compensation Committee assessed the independence of FW Cook, including reviewing information received from FW Cook that addressed factors relevant to SEC and the Nasdaq Stock Market listing rules regarding conflicts of interest and independence and considers FW Cook to be independent under the applicable standards.

The Compensation Committee also received advice and considered the recommendations of Mr. Griffith in fiscal year 2021 regarding the forms and the amounts of compensation for our employees, including the other named executive officers, and of Mr. Griffith, Mr. Gooch, Mr. Gray and our Senior Vice President, Employee Services, regarding our compensation programs generally. No member of management was present during any Compensation Committee deliberations or voting with respect to his or her specific compensation.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management of the Company. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended January 28, 2022 and in this Proxy Statement.

Compensation Committee

Robert Galvin, Chair

Elizabeth Leykum

Josephine Linden

Compensation Committee Interlocks and Insider Participation

During fiscal year 2021, none of the members of the Compensation Committee was or is a current or former officer or employee of the Company. No executive officer of the Company served or serves on the compensation committee (or other board committee performing equivalent functions) or on the board of directors of any company that employed or employs any member of the Compensation Committee or any entity that has or has had one or more executive officers who served on our Board during fiscal year 2021.

Summary Compensation Table

The following table sets forth information concerning the total compensation paid to our principal executive officer and our principal financial officer during fiscal year 2021, and our three other most highly compensated executive officers for fiscal year 2021 who were executive officers at the end of the fiscal year (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary($) (a)	Stock Awards($) (b)	Non Equity Incentive Plan Compensation ($) (c)	All Other Compensation ($) (d)	Total ($)
Jerome Griffith Chief Executive Officer	2021	$1,050,000	$2,519,993	$1,858,500	$15,105	$5,443,598
	2020	$827,885	$853,153	$1,480,500	$5,001	$3,166,539
	2019	$1,019,231	$2,309,982	$2,076,734	$8,631	$5,414,578

James Gooch President and Chief Financial Officer	2021	$698,462	$938,214	$927,208	$10,742	$2,574,625
	2020	$636,192	$256,678	$734,963	$1,604	$1,629,437
	2019	$688,846	$674,974	$888,132	$8,423	$2,260,375

Peter L. Gray	2021	$583,846	$626,973	$775,056	$9,912	$1,995,787
Executive Vice President, Chief	2020	$521,769	$210,515	$602,775	$2,631	$1,337,690
Administrative Officer and General Counsel	2019	$564,769	$552,972	$701,282	$8,439	$1,827,462

Chieh Tsai	2021	$510,385	$549,942	$677,536	$8,029	$1,745,891
Chief Product Officer	2020	$457,692	$184,659	$528,750	$2,308	$1,173,409
	2019	$500,000	$499,994	$493,250	$8,631	$1,501,875

Sarah Rasmusen(e) Chief Customer Officer	2021	$442,308	$467,460	$587,163	$6,000	$1,502,931

(a)	Fiscal year 2020 amounts reflect the impact of temporary voluntary pay reductions taken by the named executive officers as a result of the COVID-19 pandemic.
(b)

The amounts shown in the “Stock Awards” column represent the aggregate grant date fair value of the equity awards, computed in accordance with ASC 718, and not the actual amounts that might be paid to or realized by the named executed officers. ASC 718 fair value amount as of the grant date for restricted stock units generally is spread over the number of months of service required for the grant to vest. The vesting for restricted stock units is discussed in the footnotes to the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at 2021 Fiscal Year End” tables below. For the 2021 stock awards, fair value is based on the closing price of our common stock on the grant date, March 19, 2021, and fair value for the performance-based awards is calculated at the target payout level as of the grant date. For the 2021 performance-based restricted stock unit awards, the maximum grant date potential values are as follows: Griffith, $2,519,993; Gooch, $938,214; Gray, $626,973; Tsai, $549,942; and Rasmusen, $467,460. For fiscal years 2019 and 2021, 50% of the stock awards was in the form of time-based restricted stock units and 50% was in the form of performance-based restricted stock units. The lower stock award value for fiscal year 2020 is a result of the Compensation Committee’s decisions to use (i) performance-based cash awards, rather than performance-based equity awards, as part of long-term incentives in fiscal year 2020, and (ii) a thirty trading-day average price ($9.26) instead of the closing price on the date of the award ($6.84), when computing the number of restricted stock unit awarded, in order to preserve share availability under our stock plan, and reduce future stockholder dilution, given market volatility at the time of the awards.

(c)

Fiscal year 2020 and fiscal year 2021 amounts represent incentive payment earned pursuant to our Annual Incentive Plan. Fiscal year 2019 amounts represent incentive payment earned pursuant to Annual Incentive Plan and 2017 Long Term Incentive Program.

(d)	Fiscal year 2021 amounts represent in their entirety 401(k) match, other than Mr. Griffith’s amount, which consists of 401(k) match and $2,770 for executive physical examination benefit.
(e)	Ms. Rasmusen became an executive officer in March 2021.

Grants of Plan-Based Awards

The following table sets forth the awards granted to our named executive officers in fiscal year 2021 under our incentive plans.

Name	Plan or Award	Grant Date for Equity- Based Award	Approval Date for Equity- Based Award	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity-Incentive Plan Awards(d)			All Other Stock Awards: Number of Shares of Stock or Units (#)(e)	Grant Date Fair Value of Stock and Options Awards ($)(f)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jerome Griffith	(a)			$525,000	$1,050,000	$2,100,000
	(b)	3/19/2021	3/10/2021				21,035	42,070	84,140		$1,259,997
	(c)	3/19/2021	3/10/2021							42,070	$1,259,997

James Gooch	(a)			$261,923	$523,846	$1,047,692
	(b)	3/19/2021	3/10/2021				7,832	15,663	31,326		$469,107
	(c)	3/19/2021	3/10/2021							15,663	$469,107

Peter L. Gray	(a)			$218,942	$437,885	$875,769
	(b)	3/19/2021	3/10/2021				5,234	10,467	20,934		$313,487
	(c)	3/19/2021	3/10/2021							10,467	$313,487

Chieh Tsai	(a)			$191,394	$382,788	$765,577
	(b)	3/19/2021	3/10/2021				4,591	9,181	18,362		$274,971
	(c)	3/19/2021	3/10/2021							9,181	$274,971

Sarah Rasmusen	(a)			$165,865	$331,731	$663,462
	(b)	3/19/2021	3/10/2021				3,902	7,804	15,608		$233,730
	(c)	3/19/2021	3/10/2021							7,804	$233,730

(a)

Awards under our Annual Incentive Plan. Performance yielded a payout at 177% of target and actual cash amounts earned under the plan are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(b)	Award of performance-based restricted stock units under the 2017 Stock Plan.
(c)	Awards of time-based restricted stock units under the 2017 Stock Plan.
(d)

The amounts shown reflect number of restricted stock units which may vest following the conclusion of the three-year performance period of fiscal years 2021, 2022 and 2023, based on the satisfaction of cumulative performance criteria established by the Compensation Committee and the recipient maintaining a continuous business relationship with the Company though the performance period and on the payment date. The threshold achievement represents 50% of target, and maximum achievement represents 200% of target. Performance below the threshold level results in the restricted stock units expiring with no vesting. The restricted stock units may also vest, to a certain extent, under certain circumstances. See “Potential Payments Upon Termination of Employment” below. See “Compensation Discussion and Analysis” for further discussion of the performance-based restricted stock units and performance criteria.

(e)

The restricted stock units vest as to 25%, 25% and 50% on each of the first, second and third anniversaries of the date of grant, provided that the maintains a continuous business relationship on each such date, and may also vest, to a certain extent, under certain circumstances. See “—Potential Payments upon Termination of Employment” below.

(f)

The Grant Date Value of Stock Awards represents the aggregate grant date fair value of the equity awards, computed in accordance with ASC 718, and not the actual amounts that might be paid to or realized by the named executive officers. The grant date fair value for each restricted stock unit is the closing price of our common stock on the date of grant. For performance-based restricted stock unit awards, target level is used to compute value.

Outstanding Equity Awards at 2021 Fiscal Year End

The following table sets forth information regarding the outstanding equity awards held by the named executive officers as of January 28, 2022, the last trading day of fiscal year 2021.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (a)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (b)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jerome Griffith	294,118	—	$18.10	3/6/2027	36,714	$665,625	146,852	(c)	$2,662,427
					93,548	$1,696,025	84,140	(d)	$1,525,458
					42,070	$762,729
James Gooch	—	—	—		10,729	$194,517	42,910	(c)	$777,958
					28,145	$510,269	31,326	(d)	$567,940
					15,663	$283,970
Peter L. Gray	49,017	—	$22.00	5/8/2027	8,789	$159,345	35,154	(c)	$637,342
					23,083	$418,495	20,934	(d)	$379,533
					10,467	$189,767
Chieh Tsai	—	—	—		7,947	$144,079	31,786	(c)	$576,280
					20,248	$367,096	18,362	(d)	$332,903
					9,181	$166,452
Sarah Rasmusen	—	—	—		4,173	$75,656	16,686	(c)	$302,517
					17,211	$312,035	15,608	(d)	$282,973
					7,804	$141,487

(a)	These time-based stock options are fully vested.
(b)

These time-based RSUs will vest as follows, subject in each case to the satisfaction of vesting conditions, including as applicable, continued employment or a continuous business relationship with the Company:

	Vesting Date and Number of RSUs Vesting				TOTAL
	3/19/2022	3/25/2022	3/19/2023	3/19/2024
Jerome Griffith
3/25/19 Award:		36,714			36,714
3/19/20 Award:	31,182		62,366		93,548
3/19/21 Award:	10,517		10,518	21,035	42,070
James Gooch
3/25/19 Award:		10,729			10,729
3/19/20 Award:	9,381		18,764		28,145
3/19/21 Award:	3,915		3,916	7,832	15,663
Peter L. Gray
3/25/19 Award:		8,789			8,789
3/19/20 Award:	7,694		15,389		23,083
3/19/21 Award:	2,616		2,617	5,234	10,467
Chieh Tsai
3/25/19 Award:		7,947			7,947
3/19/20 Award:	6,749		13,499		20,248
3/19/21 Award:	2,295		2,295	4,591	9,181
Sarah Rasmusen
3/25/19 Award:		4,173			4,173
3/19/20 Award:	5,737		11,474		17,211
3/19/21 Award:	1,951		1,951	3,902	7,804
(c)

These performance-based RSUs (shown at maximum level of performance, per Instruction 3 to Item 402(f)(2)) vest based on achievement of fiscal year 2019 through fiscal year 2021 cumulative performance goals. Of the target number of these performance-based RSUs (referred to elsewhere in this Proxy Statement as the 2019 PRSU Awards) 118% vested based on Company financial performance from fiscal year 2019 through fiscal year 2021, upon and subject to certification of performance measures by the Compensation Committee on March 24, 2022. Accordingly, the number of shares issued to each of the named executive officers was as follows:

Name	Number of Shares Issued Upon Vesting of 2019 PRSU Awards
Jerome Griffith	86,642
James Gooch	25,316
Peter L. Gray	20,740
Chieh Tsai	18,753
Sarah Rasmusen	9,844
(d)

These performance-based RSUs (shown at maximum level of performance, per Instruction 3 to Item 402(f)(2)) vest based on achievement of fiscal year 2021 through fiscal year 2023 cumulative performance goals.

Option Exercises and Stock Vested

None of our named executive officers exercised any stock options during fiscal year 2021. The following table provides information for each of our named executive officers regarding vesting of RSU awards during fiscal year 2021.

Name	Number of Shares Acquired on Vesting (#)(a)(c)	Value Realized on Vesting ($)(b)(c)
Jerome Griffith	155,771	$4,234,927
James Gooch	38,269	$1,015,058
Peter L. Gray	36,151	$947,101
Chieh Tsai	20,922	$562,390
Sarah Rasmusen	16,367	$441,959

(a)	The numbers shown include RSUs withheld by the Company to satisfy tax obligations associated with vesting.
(b)	Represents the fair market value of the shares of stock based on closing price on the vesting date.
(c)

Totals do not reflect the vesting of the 2019 PRSU Awards, in connection with Company performance from fiscal year 2019 through fiscal year 2021. Vesting of these shares occurred upon certification of satisfaction of the performance measures by the Compensation Committee on March 24, 2022 and resulted in the share issuances and value realized on the vesting date, based on closing price on the vesting date, as follows:

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jerome Griffith	86,642	$1,589,014
James Gooch	25,316	$464,295
Peter L. Gray	20,740	$380,372
Chieh Tsai	18,753	$343,930
Sarah Rasmusen	9,844	$180,539

Employment Arrangements

Certain components of the compensation paid to our named executive officers reflected in the Summary Compensation Table and the Grants of Plan-Based Awards table are based on our named executive officers’ employment letters or arrangements that provide for their employment with Lands’ End. Set forth below are summary descriptions of the key terms of compensation for each named executive officer that impacted their compensation in fiscal year 2021. For a discussion of the severance payments and other benefits payable in connection with a qualifying termination of employment under each named executive officer’s executive severance agreement, see “—Potential Payments upon Termination of Employment” below and also “Compensation Discussion and Analysis” above.

Jerome Griffith

Mr. Griffith’s employment letter provides him with the following current relevant compensation: (1) a minimum annual base salary of $950,000 (which has been increased over time to $1,050,000); (2) a target bonus opportunity under the AIP equal to 100% of his annual base salary; (3) a target long-term incentive opportunity equal to at least 200% of his annual base salary; (4) an inducement sign-on grant of 117,647 RSUs (the “sign-on RSUs”) and an inducement sign-on grant of options to purchase 294,118 shares of our common stock (the “sign-on stock options”) with an exercise price equal to $18.10, the fair market value of a share of Company common stock on the grant date, March 6, 2017. On March 6, 2021, Mr. Griffith’s sign-on stock options and sign-on RSUs became fully vested. Mr. Griffith’s long-term incentive opportunity has been increased from time to time. In fiscal year 2021, the Company increased Mr. Griffith’s long-term incentive opportunity to 240% of his annual base salary.

James Gooch

Mr. Gooch’s employment letter, as amended, provides Mr. Gooch with the following current relevant compensation: (1) a minimum annual base salary of $625,000 (which has been increased over time to $700,000); (2) a target bonus opportunity under the AIP equal to 75% of his annual base salary; and (3) a target long-term incentive opportunity equal to at least 100% of his annual base salary. Mr. Gooch’s primary workplace location is Dodgeville, Wisconsin and he is eligible to receive relocation benefits pursuant to the Company’s relocation policy. In fiscal year 2021, the Company increased Mr. Gooch’s long-term incentive opportunity to 135% of his annual base salary.

Peter L. Gray

Mr. Gray’s employment letter provides Mr. Gray with the following current relevant compensation: (1) an initial annual base salary of $500,000 (which has been increased over time to $590,000); (2) a target bonus opportunity under the AIP equal to 75% of his annual base salary; (3) a target long-term incentive opportunity equal to 100% of his annual base salary; and (4) a sign-on grant of RSUs with a grant date value equal to $500,000 (the “sign-on RSUs”) and a sign-on grant of options to purchase shares of our common stock with a grant date value equal to $500,000 (the “sign-on stock options”) with an exercise price equal to $22.00, the fair market value of a share of Company common stock on the grant date, May 8, 2017. On May 8, 2021, Mr. Gray’s sign-on stock options and sign-on RSUs became fully vested. In fiscal year 2021, the Company increased Mr. Gray’s long-term incentive opportunity to 110% of his annual base salary.

Chieh Tsai

Ms. Tsai was promoted to her current role as Chief Product Officer of the Company on January 7, 2019. Per a letter agreement dated January 3, 2019, Ms. Tsai is provided with the following current relevant compensation: (1) an annual base salary of $500,000 (which has been increased over time to $515,000), (2) a target bonus opportunity under the AIP equal to 75% of her annual base salary; and (3) a target long-term incentive opportunity equal to 100% of her annual base salary. In fiscal year 2021, the Company increased Ms. Tsai’s long-term incentive opportunity to 110% of her annual base salary.

Sarah Rasmusen

Ms. Rasmusen was promoted to the role of Chief Customer Officer in June 2019 and promoted to Executive Vice President in March 2021. Per a letter agreement dated September 4, 2019, Ms. Rasmusen is provided with the following current relevant compensation: (1) an annual base salary of $425,000 (which has been increased over time to $450,000), (2) a target bonus opportunity under the AIP equal to 75% of her annual base salary; and (3) a target long-term incentive opportunity increasing from 75% of her annual base salary to 100% of her annual base salary (effective beginning fiscal year 2020). In fiscal year 2021, the Company increased Ms. Rasmusen’s long-term incentive opportunity to 110% of her annual base salary.

Potential Payments upon Termination of Employment

As described under “—Compensation Discussion and Analysis—Other Compensation Elements—Severance Benefits” above, the Company is party to severance agreements with each of the named executive officers. The following is a discussion of the potential compensation and benefits that the named executive officers would be entitled to upon termination of employment.

Good Reason:

A termination by the executive officer is for “Good Reason” generally if it results from (1) a reduction of more than 10% in the sum of the executive officer’s annual base salary and target AIP award from those in effect as of the date of the severance agreement; (2) an executive officer’s mandatory relocation to an office more than 50 miles from the primary location at which the executive officer is required to perform his or her duties; or (3) any action or inaction that constitutes a material breach under the severance agreement, including the failure of a successor company to assume or fulfill the obligations under the severance agreement. Under Mr. Griffith’s, Mr. Gooch’s and Mr. Gray’s agreements, material diminution in their duties also constitutes a Good Reason, and under Mr. Griffith’s agreement, a Good Reason further includes (i) no longer being the principal executive officer of the Company and (ii) if at any time that ESL Investments, Inc. and its affiliate entities beneficially own more than twenty percent (20%) of our shares entitled to vote for directors, and they, in whole or in part, vote against Mr. Griffith’s reelection to the Board while he is serving as the Chief Executive Officer of the Company.

Cause:

“Cause” generally is defined as (1) a material breach by the executive officer, other than due to incapacity due to a disability, of the executive officer’s duties and responsibilities which breach is demonstrably willful and deliberate on the executive officer’s part, is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company (or its affiliates) and such breach is not remedied by the executive officer in a reasonable period of time after receipt of written notice from the Company specifying such breach; (2) the commission by the executive officer of a felony (in certain cases defined as a felony involving moral turpitude); or (3) dishonesty or willful misconduct in connection with the executive officer’s employment.

Severance Benefits upon Termination without Cause or for Good Reason

Subject to his or her execution of a release of claims against the Company and its affiliates, if the executive’s employment is terminated by the Company without Cause or by the executive for Good Reason, the executive will be entitled to receive, subject to the terms of the applicable agreement, 12 months of base salary at the rate in effect as of the date of termination, other than for Mr. Griffith, who is entitled to a payment equal to two times the sum of his base salary plus his average bonus paid for the most recent prior two completed fiscal years (“Average Bonus”), paid in installments over 24 months, and Mr. Gooch and Mr. Gray each of whom is entitled to a payment equal to his base salary plus his Average Bonus payable over 12 months. In the event the termination occurs in contemplation of or within two years after a Change in Control of the Company, Mr. Griffith’s severance payment is increased to two and one half times the sum of his base salary plus Average Bonus (as defined in the Executive Severance Agreement), paid in installments over 30 months, and each of Mr. Gooch and Mr. Gray is entitled to receive an amount equal to two times the sum of his base salary plus Average Bonus over a period of 24 months.

The executives are entitled to receive continuation of the active medical and dental coverage that the named executive officer was eligible to participate in prior to the end of employment during the salary continuation period, provided that if the executive becomes eligible to participate in another medical or dental benefit plan through another employer or spousal plan during such period, the executive will be required to pay the full premium applicable to continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA).

The executives also are entitled to reasonable outplacement services, mutually agreed to by the Company and the named executive officer, for a period of up to 12 months or until subsequent employment is obtained, whichever occurs first.

All named executive officers are entitled to a lump sum payment of unused vacation pay benefits granted to the named executive officer prior to his or her termination date.

Other Terms of Severance Agreements

An eligible named executive officer will not be entitled to a severance payment under the severance agreements in the event of termination for Cause or voluntary termination.

Under the severance agreements, the named executive officers agree to, and payments under the agreements are subject to, non-disclosure of confidential information (two years), non-disparagement (two years), non-solicitation (18 months) and non-compete (generally 12 months, where permissible under applicable state law, and subject to waiver by the Company; 24 months in the case of Mr. Griffith) covenants, as well as a release of liability for certain claims against the Company.

The severance agreements do not provide for payments to the participating named executive officers upon termination of employment due to death, disability or retirement. Our incentive programs and/or award agreements thereunder provide for eligibility to receive payments or vesting of awards upon the death or disability of named executive officers (and in certain cases, upon termination of employment by the Company without Cause or by the executive for Good Reason) as provided below.

Named executive officers are not entitled to any “golden parachute” excise tax gross-up payments under any plan or agreement with the Company.

Payments Pursuant to Incentive Compensation Programs

As described under “—Compensation, Discussion and Analysis” above, the Company provides annual and long-term incentive awards to our named executive officers. Payments under these programs for termination of employment are treated as described below.

Annual Incentive Plan. Generally, if a participant in the AIP voluntarily terminates employment (for any reason other than disability) or is involuntarily terminated for any reason (other than death) prior to the payment date for an AIP award, he or she will forfeit his or her AIP award. In the event of death or disability, the named executive officer will be entitled to a pro rata payment through the termination date if the financial criteria under the AIP are satisfied. In the case of each of Mr. Griffith, Mr. Gooch and Mr. Gray, per each individual’s Executive Severance Agreement, in the event his employment is terminated without Cause or he terminates his employment for Good Reason, within the last six months of a fiscal year, he will be entitled to a pro rata bonus that would otherwise be payable under the AIP for such fiscal year based on actual results for the fiscal year.

Performance Cash Awards. If any named executive officer voluntarily terminated employment (for any reason other than disability) or was involuntary terminated for any reason (other than death), he or she would forfeit his or her Performance Cash Awards, which were made pursuant to the Company’s Long-Term Incentive Program (as Amended and Restated) (the “LTIP”), except as prohibited by law. Under the LTIP, in the event of death or disability, he or she would be entitled to a pro rata payment through the termination date if performance under the award, as of the termination date, equaled or exceeded the applicable performance targets and the named executive officer was a participant in the LTIP for at least 12 months of the performance period.

2017 Stock Plan Awards. Generally, if any named executive officer voluntarily terminates employment (for any reason other than disability) or is involuntary terminated for any reason (other than death) he or she will forfeit any unvested awards made under the 2017 Stock Plan . Following the 12-month anniversary of the grant date of his or her award, if any named executive officer’s employment is terminated because of (1) death, the unvested portion of his or her award will vest on a pro rata basis through the date of death, payable in cash to his or her estate, or (2) disability, the unvested portion of his or her award will vest on a pro rata basis through the date of termination.

Change in Control Provisions of the 2017 Stock Plan. The 2017 Stock Plan, which govern the RSU awards discussed above, provide that, except to the extent specified in the applicable award agreement, upon a change in control involving the Company, any non-vested portion of a named executive officer’s award will fully vest in the event that either (1) the surviving, continuing, successor, or purchasing entity fails to assume or continue our rights and obligations under such award or fails to provide the participant with a substantially equivalent award, or (2) the participant’s employment is terminated within 18 months following the change in control on account of a termination by the Company (or any acquiring entity) for any reason other than Cause or on account of a named executive officer’s resignation for Good Reason.

Potential Payments upon Termination of Employment

The table below summarizes the potential payouts to the named executive officers for the termination events described above. The amounts shown in the following table assume that the termination of employment occurred on January 28, 2022. The actual amounts that would be paid to the named executive officers can only be determined at the time of such executive’s separation.

	Severance Pay(a)	Bonus Payment(b)	LTIP Payout(c)	Continuation Medical/ Welfare Benefits(d)	Vacation(e)	Outplacement	Accelerated Vesting(f)	Total
Jerome Griffith
Termination for Good Reason	$4,691,462	$1,050,000	—	$27,872	$80,769	$8,000	—	$5,858,103
Termination without Cause	$4,691,462	$1,050,000	—	$27,872	$80,769	$8,000	—	$5,858,103
Termination with Cause	—	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—	—
Termination due to Disability	—	$1,050,000	$770,000	—	—	—	$2,626,547	$4,446,547
Retirement	—	—	—	—	—	—	—	—
Termination due to Death	—	$1,050,000	$770,000	—	—	—	$2,626,547	$4,446,547
Termination after Change in Control	$5,864,328	$1,050,000	—	$34,840	$80,769	$8,000	$5,218,322	$12,256,258

James Gooch
Termination for Good Reason	$1,349,048	$525,000	—	$19,569	$53,846	$8,000	—	$1,955,463
Termination without Cause	$1,349,048	$525,000	—	$19,569	$53,846	$8,000	—	$1,955,463
Termination with Cause	—	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—	—
Termination due to Disability	—	$525,000	$231,667	—	—	—	$773,807	$1,530,473
Retirement	—	—	—	—	—	—	—	—
Termination due to Death	—	$525,000	$231,667	—	—	—	$773,807	$1,530,473
Termination after Change in Control	$2,698,095	$525,000	—	$19,569	$53,846	$8,000	$1,661,705	$4,966,215

Peter L. Gray
Termination for Good Reason	$1,122,237	$442,500	—	$19,569	$45,385	$8,000	—	$1,637,691
Termination without Cause	$1,122,237	$442,500	—	$19,569	$45,385	$8,000	—	$1,637,691
Termination with Cause	—	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—	—
Termination due to Disability	—	$442,500	$190,000	—	—	—	$634,133	$1,266,633
Retirement	—	—	—	—	—	—	—	—
Termination due to Death	—	$442,500	$190,000	—	—	—	$634,133	$1,266,633
Termination after Change in Control	$2,244,474	$442,500	—	$39,138	$45,385	$8,000	$1,276,044	$4,055,541

Chieh Tsai
Termination for Good Reason	$515,000	—	—	$13,738	$39,615	$8,000	—	$576,353
Termination without Cause	$515,000	—	—	$13,738	$39,615	$8,000	—	$576,353
Termination with Cause	—	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—	—
Termination due to Disability	—	$386,250	$166,667	—	—	—	$568,502	$1,121,419
Retirement	—	—	—	—	—	—	—	—
Termination due to Death	—	$386,250	$166,667	—	—	—	$568,502	$1,121,419
Termination after Change in Control	$515,000	—	—	$13,738	$39,615	$8,000	$1,132,219	$1,708,572

Sarah Rasmusen
Termination for Good Reason	$450,000	—	—	$18,341	$34,615	$8,000	—	$510,956
Termination without Cause	$450,000	—	—	$18,341	$34,615	$8,000	—	$510,956
Termination with Cause	—	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—	—
Termination due to Disability	—	$337,500	$141,667	—	—	—	$349,927	$829,094
Retirement	—	—	—	—	—	—	—	—
Termination due to Death	—	$337,500	$141,667	—	—	—	$349,927	$829,094
Termination after Change in Control	$450,000	—	—	$18,341	$34,615	$8,000	$821,924	$1,332,880

(a)

These amounts represent salary continuation and bonus payments (as applicable), without reduction by the amount of fees, salary, wages or any other form of compensation that the officer may earn from a subsequent employer or through self-employment during the salary continuation period, where applicable.

(b)	Represents pro rata bonus, assuming full payment and termination at conclusion of performance period.

(c)	Represents pro rata payout of Performance Cash Awards, in accordance with the terms of the Long-Term Incentive Program.
(d)

These amounts represent the continuation of the health and welfare benefits in which each named executive officer was enrolled on January 28, 2022, assuming that the officer continues to participate in these plans for the duration of the severance period.

(e)	Assumes executive has not used any vacation time during year and represents maximum payout.
(f)

The amounts shown are based on the value of $18.13 per share, the closing price of our Common Stock on January 28, 2022. The amounts shown represent the acceleration of equity awards outstanding on January 28, 2022 in accordance with applicable agreements or compensation plans. For Termination after Change in Control this also assumes the named executive officer’s employment was terminated by the Company (or any acquiring entity) on January 28, 2022 within 18 months following a “Change in Control” (as defined in the 2017 Stock Plan) for any reason other than Cause or on account of the officer’s resignation for Good Reason.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees (other than our CEO) and the annual total compensation of our CEO, Jerome Griffith, Chief Executive Officer:

For fiscal year 2021:

•

the median of the annual total compensation of our employees (other than our CEO) was $26,817; the median employee was a US-based part-time employee whose total compensation includes base wages, fiscal year 2021 bonus and a 401(k) matching payment; and

•

the total annual compensation of the CEO for purposes of determining the CEO pay ratio was $5,443,598; Mr. Griffith’s total annual compensation includes his base wages, stock awards, fiscal year 2021 bonus payment, executive physical examination benefit, and a matching 401(k) payment.

Based on this information, for fiscal year 2021, the ratio of the annual total compensation of Mr. Griffith, our CEO, to the median of the annual total compensation of all employees was estimated to be 203 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

•	We determined that, as of January 28, 2022, our employee population for purposes of determining our median employee consisted of approximately 4,881 individuals globally:

•	4,011 employees in the United States,

•	410 employees in the United Kingdom,

•	270 employees in Germany, and

•	190 employees in Japan.

•

In determining our employee population as of such date, we excluded less than 5% of our total global workforce (68 employees, comprised of 57 employees in Hong Kong and 11 employees in France) from the identification of the “median employee,” as permitted by the de minimis exemption under SEC rules.

•	Though under SEC rules we may have used the same median employee identified in our last Proxy Statement, we identified a new median employee for fiscal year 2021.

•

We selected January 28, 2022, as the date upon which we would identify the “median employee”. We picked January 28, 2022, as the date to identify the median employee because it was within the last three months of our fiscal year and because the disparate impact of seasonal employees on this determination would be minimized.

•

To identify the “median employee” from our employee population, we collected all taxable compensation, including base wages, overtime and any other compensation paid during fiscal year 2021. Excluded from the employee population for purposes of determining the median employee include the CEO and employees on a leave of absence on January 28, 2022.

ITEM 2. ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.

As described in detail under the heading “—Executive Compensation—Compensation Discussion and Analysis” in this Proxy Statement, we seek to link a significant portion of the compensation of our named executive officers with the Company’s performance. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term financial goals, while minimizing excessive risk taking in the short term. We believe that our compensation program is strongly aligned with the long-term interests of our stockholders. We urge you to read the Compensation Discussion and Analysis section of this Proxy Statement for additional details on our executive compensation programs, including our compensation philosophy and objectives and the compensation of our named executive officers during fiscal year 2021.

The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory and is not binding on the Company, our Board, or the Compensation Committee of the Board. However, the Board and Compensation Committee value the opinions expressed by our stockholders in their voting on this proposal and will consider the outcome of the voting when making future compensation decisions and policies regarding our named executive officers.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT

ITEM 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Item 3 is the ratification of the Audit Committee’s appointment of BDO USA, LLP (“BDO”) as the independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending January 27, 2023. Representatives of BDO will be present at the Annual Meeting. They will be available to respond to your questions and may make a statement if they so desire. Representatives of Deloitte & Touche LLP (“Deloitte”), the Company’s former independent registered public accounting firm, will not be present at the Annual Meeting and will not be available to respond to your questions or make a statement.

Recent changes in accounting firm

The Audit Committee recently completed a process to determine which audit firm would serve as the Company’s independent registered public accounting firm, beginning with the fiscal year ending January 27, 2023. Deloitte, the Company’s independent registered public accounting firm for the fiscal year ended January 28, 2022 (“Fiscal 2021”) was invited to participate and participated in the process. Deloitte has served as the Company’s independent registered public accounting firm since 2012. On March 14, 2022, the Company, with the approval of the Audit Committee, notified Deloitte that Deloitte was being dismissed as the Company’s independent registered public accounting firm, effective with the conclusion of the audit for Fiscal 2021. The audit was completed, and Deloitte’s audit report was included in the Company’s Annual Report on Form 10-K for Fiscal 2021, on March 24, 2022.

During the Company’s fiscal years ended January 29, 2021 and January 28, 2022 and through the date on which the Company filed its Annual Report on Form 10-K for Fiscal 2021, the Company has not had any disagreement with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreement, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference to the subject matter of the disagreement in their reports on the Company’s consolidated financial statements. In addition, during the Company’s fiscal years ended January 29, 2021 and January 28, 2022 and through March 24, 2022, the date on which the Company filed its Annual Report on Form 10-K for Fiscal 2021, there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K. Deloitte’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended January 29, 2021 and January 28, 2022 did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

The audit report for the fiscal year ended January 29, 2021 included an explanatory paragraph regarding the Company’s adoption of ASU No. 2016-02, Leases (Topic 842) as of February 2, 2019 using the modified retrospective method.

The Company provided Deloitte with a copy of these auditor change disclosures prior to filing the disclosures in Current Report on Form 8-K Amendment No. 1 filed with the SEC on March 30, 2022 (the “8-K”) and requested that Deloitte furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements in Item 4.01(a). Deloitte confirmed they agreed with the statements made in Item 4.01(a) of the 8-K. A copy of Deloitte’s letter, dated March 30, 2022, was filed as Exhibit 16.1 to the 8-K.

On March 14, 2022, the Audit Committee approved the appointment of BDO as the Company’s new independent registered public accounting firm commencing for its quarter ending April 29, 2022 and its fiscal year ending January 27, 2023.

In connection with the Company’s appointment of BDO as the Company’s independent registered public accounting firm, the Company did not consult BDO on any matter relating to either (i) the application of accounting principles to a specific transaction, either completed or contemplated, or the type of audit opinion that might be rendered on the Company’s financial statements or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Independent Registered Public Accounting Firm Fees

The following table shows the fees paid or accrued by the Company and its subsidiaries for the audit and other services provided by Deloitte and its affiliates for each of the past two fiscal years.

	Fiscal Year 2020	Fiscal Year 2021
Audit Fees(1)	$1,012,166	$1,042,174
Audit-Related Fees	—	—
Tax Fees(2)	$25,000	$6,715
All Other Fees	—	—

Total	$1,037,166	$1,048,889

(1)

Audit Fees represent fees for professional services provided in connection with the audit of the Company’s consolidated financial statements, review of interim financial statements, statutory audits, and other SEC matters.

(2)	Tax Fees include fees and expenses of consulting services related to the Company’s long-term debt refinancing in Fiscal Year 2020 and Hong Kong tax filings in Fiscal Year 2021.

The Audit Committee must pre-approve all engagements of our independent registered public accounting firm, as required by its charter and the rules of the SEC. For each fiscal year, the Audit Committee approves an annual estimate of fees for engagements, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. In addition, the Audit Committee evaluates known potential engagements of the independent registered public accounting firm, including the scope of the proposed work to be performed and the proposed fees, and approves or rejects each service. Management may present additional services for approval at subsequent committee meetings. The Audit Committee has delegated to the Audit Committee Chair the authority to evaluate and approve engagements with related fees of up to $100,000 on behalf of the Audit Committee in the event a need arises for pre-approval between Committee meetings. If the Audit Committee Chair so approves any such engagements, he reports that approval to the full Audit Committee at its next meeting.

All of the Fiscal Year 2020 (“Fiscal 2020”) and Fiscal 2021 audit and other services provided by Deloitte, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates, were pre-approved in accordance with the Audit Committee’s policies and procedures.

BDO was not the principal accountant in Fiscal 2020 or Fiscal 2021, but we paid BDO $18,500 during Fiscal 2021 and $19,000 during Fiscal 2020, for services in connection with the audit of the Company’s 401(k) plan.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF BDO USA, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2022

Report of the Audit Committee

The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company’s system of internal controls, the presentation and disclosure in the Company’s financial statements, which will be provided to our stockholders and others, and the overall audit process. All members of the Audit Committee meet the criteria for independence applicable to audit committee members under the Nasdaq listing rules. The Audit Committee Charter complies with the Nasdaq listing rules.

Management is responsible for the financial reporting process, including its internal control over financial reporting, and for the preparation of its consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and internal control over financial reporting and expressing opinions on (i) the conformity of the financial statements with GAAP; and (ii) the effectiveness of the internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity, and the Audit Committee does not certify the financial statements or guarantee the independent registered public accounting firm’s report. The Audit Committee relies, without independent verification, on the information provided to it, including representations made by management and the independent registered public accounting firm, including its audit report.

The Audit Committee discussed with Deloitte, the Company’s independent registered public accounting firm for fiscal year 2021, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB). The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence. The Audit Committee reviewed and discussed with management and Deloitte the audited consolidated financial statements of Lands’ End, Inc. for the fiscal year ended January 28, 2022. Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements of Lands’ End, Inc. be included in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended January 28, 2022.

Audit Committee

John T. McClain, Chair
Robert Galvin
Josephine Linden
Jignesh Patel

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Review and Approval of Transactions with Related Persons

The Company’s Audit Committee Charter requires that the Audit Committee review and approve all related- party transactions required to be disclosed pursuant to SEC rules. With respect to each related-party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms that are no less favorable to the Company than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

The Board has adopted a written Related Party Transactions Approval Policy that governs the Audit Committee’s practices with respect to related party transactions. In evaluating any related party transaction, the Audit Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms that are no less favorable to the Company or its subsidiaries than would be obtained in a comparable arm’s-length transaction and the extent of the related person’s interest in the transaction.

Since January 29, 2021, there has been no transaction in which Lands’ End was or is to be a participant and the amount involved exceeds $120,000, in which any related person had or will have a direct or indirect material interest.

OTHER INFORMATION

Other Business That May Come Before the Meeting

Our management does not intend to bring any other business before the Annual Meeting for action and has not been notified of any other business proposed to be brought before the Annual Meeting. However, if any other business should be properly presented for action, it is the intention of the persons named on the proxy card to vote in accordance with their judgment on such business.

2023 Annual Meeting of Stockholders

Procedures for Submitting Stockholder Proposals

If you would like to include a stockholder proposal in the proxy statement for our 2023 Annual Meeting of Stockholders, your stockholder proposal must satisfy the rules and regulations of the SEC to be eligible for inclusion in the proxy statement for that meeting and it must be delivered to the Company not later than December 1, 2022. However, if the date of our 2023 Annual Meeting changes by more than 30 days from the date that is the first anniversary of our 2022 Annual Meeting, then the deadline is a reasonable time before we begin to print and mail proxy materials for the 2023 Annual Meeting. If you would like to submit a stockholder proposal for our 2023 annual meeting of stockholders (“2023 Annual Meeting”) and you do not require that the proposal be included in the Company’s proxy materials, you must notify the Company of such proposal not later than the close of business on the 90th day, and not earlier than the close of business on the 120th day, prior to the first anniversary of the date of the 2022 Annual Meeting. However, if the date of the 2023 Annual Meeting is more than 30 days before, or more than 70 days after, the anniversary date, you must notify the Company of such proposal not earlier than the close of business on the 120th day prior to the 2023 Annual Meeting and not later than the close of business on the later of the 90th day prior to the Annual Meeting or the 10th day following the day on which the Company first makes a public announcement of the date of the 2023 Annual Meeting. Your notice must also include the information required by our Bylaws.

All stockholder proposals must be delivered to the Company at the following address: Lands’ End, Inc., 1 Lands’ End Lane, Dodgeville, Wisconsin 53595, Attention: General Counsel and Secretary.

Solicitation of Proxies

The proxies are solicited by our Board of Directors. We will pay the cost to solicit proxies. Directors and officers of the Company and employees of its affiliates may solicit proxies either personally or by telephone, facsimile transmission or through the Internet.

Annual Report on Form 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2022, including the financial statements and schedules and a list of all exhibits, will be supplied without charge to any stockholder upon written request sent to Lands’ End, Inc., Legal Department, 1 Lands’ End Lane, Dodgeville, Wisconsin 53595, Attn: General Counsel and Secretary. You may also view the Annual Report on Form 10-K on-line at the SEC website at www.sec.gov or on our website at www.landsend.com under the heading Investor Relations and the subheading Financials & Filings.

No Incorporation by Reference

We include website addresses throughout this Proxy Statement for reference only. The information contained in these websites is not incorporated by reference into this Proxy Statement.

IMPORTANT

The interest and cooperation of all stockholders in the affairs of Lands’ End are considered to be of the greatest importance by Lands’ End. Even if you expect to attend the Annual Meeting, it is requested that, whether your share holdings are large or small, you promptly vote by telephone, through the Internet or by mail (if you received your proxy materials by mail).

LANDS’ END, INC.
1 LANDS’ END LANE
DODGEVILLE, WISCONSIN 53595
SCAN TO
VIEW MATERIALS & VOTE
VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/10/2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/10/2022. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the
The Board of Directors recommends you vote FOR the following: nominee(s) on the line below.
1. Election of Directors
Nominees
01) Robert Galvin 02) Jerome Griffith 03) Elizabeth Leykum 04) Josephine Linden 05) John T. McClain 06) Maureen Mullen Murphy 07) Jignesh Patel 08) Jonah Staw
The Board of Directors recommends you vote FOR proposals 2 and 3.
2. Advisory vote to approve the compensation of our Named Executive Officers.
3. Ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for fiscal year 2022.
NOTE: Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
For Against Abstain
0000550504_1 R1.0.0.24
Yes No
Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

LANDS’ END, INC.
ADMISSION TICKET
You should present this admission ticket in order to gain admittance to the 2022 Annual Meeting of Stockholders. This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. If shares are held in the name of a broker, trust, bank, or other nominee, you should bring with you a statement, proxy or letter from the broker, trustee, bank or nominee confirming the beneficial ownership of the shares as of the record date. Use of cameras, recording devices and other electronics will not be permitted at the meeting.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com
Lands’ End, Inc.
This Proxy is Solicited on Behalf of the Board of Directors of Lands’ End, Inc.
May 11, 2022
The undersigned, revoking any proxy previously given, hereby appoint(s) James Gooch, Peter L. Gray and Bernard L. McCracken, all of whom are officers of Lands’ End, Inc., and each of them, as proxies with full powers of substitution, to vote, as directed on the reverse side of this card, all shares the undersigned is entitled to vote at the 2022 Annual Meeting of Stockholders of Lands’ End, Inc. to be held on May 11, 2022 at 2:00 p.m. Central Time, and at any adjournment or postponement of the Annual Meeting, and authorize(s) each proxy to vote at their discretion on any other matter that may properly come before the Annual Meeting, or at any adjournment or postponement of the Annual Meeting INCLUDING WITHOUT LIMITATION TO VOTE ON THE ELECTION OF SUCH SUBSTITUTE NOMINEES FOR DIRECTOR AS SUCH PROXIES MAY SELECT IN THE EVENT THAT ANY NOMINEE(S) NAMED ON THIS PROXY CARD BECOME(S) UNABLE TO SERVE AS A DIRECTOR.
This proxy, when properly executed, will be voted in the manner directed herein and in the discretion of the proxy holders on all other matters properly coming before the Annual Meeting. If no direction is made, this proxy will be voted FOR all of the Board of Directors’ nominees for election to the Board of Directors, FOR proposal 2, and FOR proposal 3.
SEE REVERSE SIDE
0000550504_2 R1.0.0.24